                                                                    EXHIBIT 2(e)

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                            ASSET PURCHASE AGREEMENT
                                     AMONG
                           CMSF, INC., AS THE BUYER,
                                      AND
                           ALLIED HEALTH GROUP, INC.,
                             GUT MANAGEMENT, INC.,
                              SKY MANAGEMENT CO.,
                        FLORIDA SPECIALTY NETWORK, LTD.,
                  SURGICAL ASSOCIATES OF SOUTH FLORIDA, INC.,
                          SURGINET, INC., AS SELLERS,
                                      AND
       JACOB NUDEL, M.D., DAVID RUSSIN, M.D. AND LAWRENCE SCHIMMEL, M.D.
                                      AND
                   MAGELLAN HEALTH SERVICES, INC., AS PARENT

                          DATED AS OF OCTOBER 16, 1997

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
                               TABLE OF CONTENTS

                                                                                                     PAGE
                                                                                                  -----------

SECTION 1.        DEFINITIONS...................................................................           1

                  Section 1.1      Definitions..................................................           1

                  Section 1.2      Principles of Construction...................................          13

SECTION 2.        PURCHASE AND SALE OF THE PURCHASED PROPERTY...................................          14

                  Section 2.1      Transfer of Assets...........................................          14

                  Section 2.2      Sale at Closing Date.........................................          14

                  Section 2.3      Subsequent Documentation.....................................          14

                  Section 2.4      Assumption of Liabilities....................................          15

                  Section 2.5      Excluded Liabilities.........................................          16

                  Section 2.6      Breach of Representations....................................          17

                  Section 2.7      Right of Enforcement.........................................          17

SECTION 3.        PURCHASE PRICE; EARN-OUT......................................................          17

                  Section 3.1      Purchase Price...............................................          17

                  Section 3.2      Working Capital Adjustment...................................          18

                  Section 3.3      Earn-Out.....................................................          19

                  Section 3.4      Payment of Adjustment and Earn-Out; Distribution of Escrow...          25

                  Section 3.5      Prorations and Other Adjustments.............................          26

SECTION 4.        CLOSING.......................................................................          27

SECTION 5.        REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE EXECUTIVE
                  SHAREHOLDERS..................................................................          28

                  Section 5.1      Organization; Qualification to Do Business; Subsidiaries.....          29

                  Section 5.2      Authorization and Validity of Agreement......................          29

                  Section 5.3      No Conflict or Violation.....................................          30

                  Section 5.4      Consents and Approvals.......................................          30

                  Section 5.5      Financial Statements and Projections.........................          30

                  Section 5.6      Absence of Certain Changes or Events.........................          31

                  Section 5.7      Tax Matters..................................................          35

                  Section 5.8      Absence of Undisclosed Liabilities...........................          35

                  Section 5.9      Accounts Receivable; Banking.................................          36

                  Section 5.10     Real Property; Leases........................................          36

                  Section 5.11     Equipment and Machinery......................................          37

                  Section 5.12     Intellectual Property; Intangible Assets.....................          37

                  Section 5.13     Licenses and Permits.........................................          38

                  Section 5.14     Litigation...................................................          39

                  Section 5.15     Professional Liability Claims................................          39

                  Section 5.16     Contracts....................................................          40

                  Section 5.17     Employee Plans and Benefits; Employees and Independent
                                   Contractors..................................................          42

                  Section 5.18     Insurance....................................................          44

                  Section 5.19     Compliance with Law..........................................          45

                  Section 5.20     Change in Ownership..........................................          48

                  Section 5.21     Files and Records............................................          48

                  Section 5.22     Related Party Transactions...................................          48

                  Section 5.23     Sufficiency of and Title to Assets...........................          48

                  Section 5.24     Accuracy of Information......................................          49

                  Section 5.25     Brokers......................................................          49

                  Section 5.26     Disclosure...................................................          49

                  Section 5.27     Survival.....................................................          49

SECTION 6.        REPRESENTATIONS AND WARRANTIES
                  OF THE BUYER AND PARENT.......................................................          49

                  Section 6.1      Corporate Organization.......................................          49

                  Section 6.2      Authorization and Validity of Agreement......................          50

                  Section 6.3      No Conflict or Violation.....................................          50

                  Section 6.4      Consents and Approvals.......................................          50

                  Section 6.5      Litigation...................................................          50

                  Section 6.6      Financing....................................................          51

                  Section 6.7      Brokers......................................................          51

                  Section 6.8      Accuracy of Representations and Warranties...................          51

                  Section 6.9      Survival.....................................................          51

SECTION 7.        COVENANTS.....................................................................          51

                  Section 7.1      Information and Certain Tax Matters..........................          51

                  Section 7.2      Conduct of the Businesses....................................          53

                  Section 7.3      Tax Reporting and Allocation of Consideration................          56

                  Section 7.4      Supplemental Schedules.......................................          56

                  Section 7.5      Transferred Persons..........................................          57

                  Section 7.6      Consents and Approvals.......................................          58

                  Section 7.7      Negotiations.................................................          59

                  Section 7.8      Further Assurances...........................................          59

                  Section 7.9      Covenant Not to Compete......................................          59

                  Section 7.10     Non-Solicitation of Employees................................          60

                  Section 7.11     Assignment of Contracts and Warranties.......................          60

                  Section 7.12     Notice of Breach.............................................          61

                  Section 7.13     Bulk Sales Compliance........................................          61

                  Section 7.14     Conduct of the Businesses after Closing......................          61

                  Section 7.15     Meetings of the Board of Directors of Buyer..................          62
                  Section 7.16     Information Technologies Budget..............................          62
                  Section 7.17     Indemnification for Certain Liabilities......................          62
                  Section 7.18     Refinancing of Existing Bank Loan............................          63

SECTION 8.        CONDITIONS TO OBLIGATIONS OF BUYER............................................          63

                  Section 8.1      Representations and Warranties...............................          63
                  Section 8.2      Performance of Seller's and Shareholders' Obligations........          63
                  Section 8.3      Consents and Approvals.......................................          64
                  Section 8.4      No Violation of Orders.......................................          64
                  Section 8.5      No Material Adverse Change...................................          64
                  Section 8.6      Due Diligence with Respect to Third Party Payors.............          64
                  Section 8.7      Consents under Key Contracts.................................          64
                  Section 8.8      Farrell Consulting Arrangement...............................          65
                  Section 8.9      Employment Agreement with Dr. Jones..........................          66
                  Section 8.10     Financial Statements and Projections.........................          66
                  Section 8.11     Opinion of Counsel...........................................          66
                  Section 8.12     Other Closing Documents......................................          66
                  Section 8.13     Legal Matters................................................          66
                  Section 8.14     TPA and UR Licenses..........................................          67

SECTION 9.        CONDITIONS TO OBLIGATIONS OF THE SELLERS......................................          67

                  Section 9.1      Representations and Warranties of the Buyer..................          67
                  Section 9.2      Performance of the Buyer's Obligations.......................          67
                  Section 9.3      Consents and Approvals.......................................          67
                  Section 9.4      No Violation of Orders.......................................          67
                  Section 9.5      Opinion of Counsel...........................................          67
                  Section 9.6      Other Closing Documents......................................          68
                  Section 9.7      Legal Matters................................................          68

SECTION 10.       TERMINATION AND ABANDONMENT...................................................          68

                  Section 10.1     Methods of Termination; Upset Date...........................          68
                  Section 10.2     Procedure Upon Termination...................................          69

SECTION 11.       INDEMNIFICATION...............................................................          70

                  Section 11.1     Indemnification by the Sellers and the Executive
                                   Shareholders.................................................          70
                  Section 11.2     Procedures for Indemnification by the Sellers................          71
                  Section 11.3     The Buyer's Right of Set-Off.................................          72
                  Section 11.4     Indemnification by the Buyer and Parent......................          72
                  Section 11.5     Procedures for Indemnification by the Buyer and Parent.......          73
                  Section 11.6     The Sellers' and Executive Shareholders'
                                   Right of Set-Off.............................................          73

                  Section 11.7     Purchase Price Adjustment....................................          74

SECTION 12.       MISCELLANEOUS.................................................................          74

                  Section 12.1     Successors and Assigns; Restrictions on Assignment and
                                   Transfer of Purchase Price...................................          74

                  Section 12.2     Governing Law, Jurisdiction..................................          74

                  Section 12.3     Expenses.....................................................          74

                  Section 12.4     Joint and Several Obligations................................          74

                  Section 12.5     Severability.................................................          74

                  Section 12.6     Notices......................................................          75

                  Section 12.7     Amendments; Waivers..........................................          76

                  Section 12.8     Public Announcements.........................................          76

                  Section 12.9     Entire Agreement.............................................          77

                  Section 12.10    Parties in Interest..........................................          77

                  Section 12.11    Scheduled Disclosures........................................          77

                  Section 12.12    Section and Paragraph Headings...............................          77

                  Section 12.13    Counterparts.................................................          77

                  Section 12.14    Post-Closing Survival........................................          77

                  Section 12.15    Confidentiality..............................................          77

                  Section 12.16    Litigation...................................................          78

                  Section 12.17    Specific Performance.........................................          78

                  Section 12.18    Retention of Independent Accounting Firms....................          78

                  Section 12.19    Limited Obligations of Parent................................          78

 EXHIBITS
    A          --      Form of Assumption Agreement
    B          --      Form of Escrow Agreement
    C          --      Form of Opinion of Broad and Cassel
    D          --      Form of Opinion of Dow, Lohnes & Albertson, PLLC

                                   SCHEDULES

1.1(k)      Best Knowledge and Knowledge
1.1(yyy)    Permitted Encumbrances
1.1(hhhh)   Excluded Assets
1.1(llll)   Shareholders
2.4(a)      Certain Excluded Contracts
2.4(b)      Certain Payables
5.1(a)      Equity Interests
5.1(b)      Partnership Interests
5.3         Conflicts or Violations
5.4         Consents, Waivers, Authorizations and Approvals for Sellers
5.5         Financial Statements
5.6(a)      Material Changes or Events
5.6(b)      Exceptions to Section 5.6(b)
5.6(b)(13)  Certain Encumbrances
5.6(c)      Exceptions to Section 5.6(c)
5.7(b)      Tax Matter Exceptions
5.7(c)      Tax Jurisdictions
5.9(b)      Bank Accounts
5.10(a)     Owned Real Property
5.10(b)     Leased Real Property
5.10(c)     Amendments to Leases; Defaults
5.10(d)     Subleases; Restrictive Covenants
5.11        Equipment and Machinery
5.12(a)     Intellectual Property
5.12(b)     Intangible Assets
5.13(a)     Licenses, Permits and Governmental Approvals
5.14        Litigation
5.15(a)     Professional Liability Claims
5.16(a)     Contracts
5.16(c)     Material Compliance with Contracts
5.16(d)     Restrictions on Assignment
5.16(e)     Co-Contractants; Change of Control Payments
5.16(f)     Capitation Fees
5.16(h)(i)  Non-Competition Provisions (Payors)
5.16(h)(ii) Non-Competition Provisions (Network Physicians, Consultants)
5.16(i)     Significant Terminations
5.17(a)     Plans and Compensation Arrangements
5.17(d)     Determination Letters; Material Liability
5.17(e)(i)  Network Physicians
5.17(e)(ii) Consultants
5.17(e)(iii) Employees
5.18(a)     Insurance
5.18(b)     Insurance for Third Parties
5.19        Compliance with Law
5.22        Related Party Transactions
6.3         Conflicts
6.4         Consents, Waivers, Authorizations and Approvals for Buyer
7.2         Conduct of Business
7.3(b)      Allocation
7.5(a)      Employees to be Engaged by the Buyer
8.7         Key Contracts

                            ASSET PURCHASE AGREEMENT

    ASSET PURCHASE AGREEMENT, dated as of October 16, 1997, among CMSF, Inc.,a Florida corporation (the "BUYER"), Allied Health Group, Inc., a Florida corporation ("AHG"), Gut Management, Inc., a Florida corporation ("GUT"), Sky Management Co., a Florida corporation ("SKY"), Florida Specialty Network, Ltd., a Florida limited partnership ("FSN"), Surgical Associates of South Florida, Inc., a Florida corporation ("SASF"), Surginet, Inc., a Florida corporation ("SURGINET" and, together with AHG, Gut, Sky, FSN and SASF, the "SELLERS"), and Jacob Nudel, M.D., David Russin, M.D. and Lawrence Schimmel, M.D. (each, in his individual capacity, an "EXECUTIVE SHAREHOLDER", and collectively, the "EXECUTIVE SHAREHOLDERS"), and Magellan Health Services, Inc., a Delaware corporation, the ultimate corporate parent of the Buyer ("PARENT"),

                              W I T N E S S E T H:

    WHEREAS, AHG is engaged in the business of managing physician networks and providing administrative tasks relating thereto under a variety of administrative services and managed care network agreements;

    WHEREAS, Sky, SASF, Surginet and Gut are each engaged in the business of providing surgical specialty networks which, in the case of Gut, is specialized in gastroenterology, and certain related administrative tasks under a variety of managed care agreements;

    WHEREAS, FSN is engaged in performing various administrative and data processing tasks for certain of the foregoing Sellers as well as to various health maintenance organizations and managed care physician networks; and

    WHEREAS, the Buyer desires to purchase the businesses of the Sellers by purchasing all the assets relating to all the business activities and operations of each Seller, including the activities described above (each, a "BUSINESS," and collectively, taking into account the Business of each Seller, the "Businesses") from the Sellers, and the Sellers desire to sell such Businesses and assets to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereby agree:

    SECTION 1.  DEFINITIONS.

    Section 1.1 DEFINITIONS. Unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings (terms defined in the singular to have the same meanings when used in the plural and VICE VERSA):

    (a) "Accounts Receivable" shall mean all accounts and notes receivable, claims, debtor obligations and other rights to receive payments from third parties of each Seller relating to its Business, existing on the Closing Date.

    (b) "Accountants" shall have the meaning set forth in Section 3.3(a).

    (c) "Affiliates" shall mean any individual, corporation, partnership, joint venture, association, trust or unincorporated organization that controls, is controlled by or is under common control with a Person and "control" of a Person (including, with correlative meaning, the terms "control by" and "under common control with") means the power to direct or cause the direction of the management, policies or affairs of the controlled Person, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise, PROVIDED, HOWEVER, that in the case of any Seller, the term "Affiliates" shall also include each other Seller, and each Shareholder of such Seller.

    (d) "Agreement" shall mean this Asset Purchase Agreement, as it may be amended, modified or supplemented from time to time in accordance with its terms.

    (e) "Allocation" shall have the meaning set forth in Section 7.3(b).

    (f) "Applicable Percentage" shall mean the percentage of the Closing Cash Installment of the Purchase Price being paid to each Seller at Closing in relation to the other Sellers as set forth in a schedule to be provided by the Sellers to the Buyer at least 5 Business Days prior to the Closing Date.

    (g) "Asset Acquisition Statement" shall have the meaning set forth in
Section 7.3(b).

    (h) "Assumed Liabilities" shall mean the liabilities and obligations of the Sellers expressly assumed by the Buyer pursuant to Section 2.4 and no others.

    (i) "Audited Financial Statements" shall mean, collectively, (i) for each of Gut, Sky, and SASF, the audited balance sheets as of December 31, 1994, 1995 and 1996 and the related statements of operations and retained earnings, and cash flows for the years then ended; (ii) the audited balance sheets of FSN as of December 31, 1994, 1995 and 1996 and the related statements of operations, partners' equity, and cash flows for the years then ended; (iii) the audited balance sheets of AHG as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows from inception (May 15, 1995) to December 31, 1996; (iv) the audited balance sheets of Surginet as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows from inception (April 12, 1995) to December 31, 1996; and (v) collectively, for the Sellers taken as a whole, the audited combined balance sheets as of December 31, 1994, 1995 and 1996, and the related combined statements of operations, owners' equity and cash flows for the years then ended.

    (j) "Best Efforts" means that the obligated party is required to make a diligent and good faith effort to accomplish the applicable objective. Such obligation, however, does not require a material expenditure of funds or the incurrence of a material liability on the part of the obligated party, nor does it require that the obligated party act in a manner that would be contrary to normal commercial practices in order to accomplish the objective. The failure to accomplish a given objective is no indication that the obligated party did not in fact utilize its Best Efforts in attempting to accomplish the objective.

    (k) "Best Knowledge" or "best knowledge" when used with respect to: (i) a Seller shall mean the collective knowledge of the persons identified on SCHEDULE 1.1(K), as well as all of the officers, directors and the Executive Shareholders of such Seller, including the knowledge any such Person has or could reasonably be expected to have after due inquiry, and (ii) an Executive Shareholder shall mean the knowledge of such Executive Shareholder, including the knowledge such Executive Shareholder has or could reasonably be expected to have after due inquiry. For purposes of this definition, "due inquiry" shall mean reasonable inquiry of those Persons who are, in the judgment of such Person, likely to have knowledge of the facts which are the subject of the inquiry.

    (l) "Business" shall have the meaning set forth in the recitals hereto.

    (m) "Business Day" shall mean days other than Saturdays, Sundays and other legal holidays or days on which the principal office of First Union National Bank of North Carolina is closed.

    (n) "Buyer" shall have the meaning set forth in the introductory paragraph hereto.

    (o) "Buyer Indemnitees" shall have the meaning set forth in Section 11.1.

    (p) "Buyer's Event of Breach" shall have the meaning set forth in Section 11.4.

    (q) "Cash and Cash Equivalents" shall mean the amount of cash on hand and cash in any bank account or brokerage account of each of the Sellers, including any securities with maturities of less than 90 days.

    (r) "Change of Control Payment" shall have the meaning set forth in Section 5.16(e).

    (s) "Closing" shall have the meaning set forth in Section 4.

    (t) "Closing Cash Installment" shall have the meaning set forth in Section 3.1.

    (u) "Closing Date" shall have the meaning set forth in Section 4.

    (v) "Code" shall mean the Internal Revenue Code of 1986, as amended.

    (w) "Compensation Arrangements" shall have the meaning set forth in Section 5.17(a).

    (x) "Consultants" means all consultants, agents and independent contractors providing consulting services, including marketing, promotion, software development, administrative services and related services, engaged by any Seller in connection with its Business, each of whom has been identified pursuant to
Section 5.17(e) and SCHEDULE 5.17(E)(II).

    (y) "Contracts" shall mean, collectively, the Third Party Payor Agreements, Leases, Purchase Orders and Other Contracts all of which are listed on SCHEDULE 5.16(A) hereto, and no others. The term Contracts shall not include any of the Excluded Contracts regardless of whether such Excluded Contracts are also listed on SCHEDULE 5.16(A).

    (z) "December 31, 1996 Combined Balance Sheet" shall mean the audited combined balance sheet of the Sellers at December 31, 1996, which is included in the Financial Statements.

    (aa) "Earn-Out Period" shall have the meaning set forth in Section 3.3(a).

    (x) "EBITDA" shall have the meaning set forth in Section 3.3(a).

    (bb) "EBITDA Statement" shall have the meaning set forth in Section 3.3(b).

    (cc) "Employees" means the employees of each Seller who are employed in connection with its Business (excluding temporary, leased and contract personnel), each of whom as of ten Business Days prior to the date of this Agreement has been identified pursuant to Section 5.17(e) and SCHEDULE 5.17(E)(III).

    (dd) "Encumbrance" shall mean any encumbrance or lien of any character whatsoever, including, any option, right to purchase, right to convert, mortgage, charge, claim, pledge, conditional sales contract, judgment lien, materialman's lien, mechanic's lien or security interest.

    (ee) "Engagement Notice" shall have the meaning set forth in Section 7.5(a).

    (ff) "Environmental Law" means the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. SectionSection 9601 et seq.; the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. SectionSection 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. SectionSection 1251 et seq.; the Clean Air Act, 42 U.S.C. SectionSection 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. SectionSection 1801 et seq.; the Toxic Substances Control Act, 15 U.S.C., SectionSection 2601-2629; the Safe Drinking Water Act, 42 U.S.C. SectionSection300f-300j; and any state and local laws and ordinances that regulate in any way hazardous materials or wastes and the regulations implementing such statutes.

    (gg) "Equipment and Machinery" shall mean (i) the equipment, computer hardware, machinery, furniture, fixtures and improvements, spare parts, supplies and vehicles owned or leased by each Seller with respect to the operations of its Business on the Closing Date (including all such items as set forth on the June 30, 1997 Combined Balance Sheet), (ii) the replacements for any of the foregoing owned or leased by such Seller, (iii) the warranties, service and maintenance documents, bills of sale, assignments and licenses (to the extent assignable) received from manufacturers and sellers of the aforesaid items and
(iv) any related claims, credits, rights of recovery and set-off with respect thereto.

    (hh) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    (ii) "ERISA Affiliate" shall have the meaning set forth in Section 5.17(a).

    (jj) "Escrow Agent" shall have the meaning set forth in Section 3.1(b).

    (kk) "Escrow Agreement" shall mean the Escrow Agreement by and among the Buyer, the Sellers, and the Escrow Agent, substantially in the form attached hereto as EXHIBIT B.

    (ll) "Escrow Deposit" shall have the meaning set forth in Section 3.1(b).

    (mm) "Excluded Contracts" shall have the meaning set forth in Section
2.4(a).

    (nn) "Excluded Liabilities" shall have the meaning set forth in Section 2.5.

    (oo) "Excluded Employee Obligations" has the meaning set forth in Section 2.5(d).

    (pp) "Farrell Consulting Agreement" shall mean that certain agreement, made as of June 1, 1996, by and among FSN, Inc., FSN, AHG, and each of the Farrell Parties.

    (qq) "Farrell Parties" shall mean, collectively, Morgan Chase Company, a Missouri corporation, and Joseph Farrell and Stephen Wulf.

    (rr) "Files and Records" shall mean all files, books and records, whether in hard copy or magnetic or optical format, of each Business or the Purchased Property, including the following types of files, books and records relating to such Business: patient and supplier files, commitments, reports of examination, correspondence or internal memoranda regarding Contracts or other Purchased Property, equipment maintenance records, equipment warranty information and all files relating to Employees or independent contractors of such Business employed or engaged by the Buyer, including Form I-9's, credit records, and other similar documents and records used and/or useful in connection with such Business, and correspondence with Governmental Authorities relating to the operation of such Business and related files and records of each Seller, in each case, whether created prior to or following the Closing.

    (ss) "Financial Statements" shall mean, collectively, (i) the Audited Financial Statements, (ii) the Management Prepared Financial Statements, and
(iii) the Projections, each as defined herein.

    (tt) "FSN, Inc." shall have the meaning set forth in Section 5.1(a).

    (uu) "FSN Limited Partnership Agreement" shall have the meaning set forth in
Section 5.1(b).

    (vv) "GAAP" shall mean generally accepted accounting principles as in effect from time to time.

    (ww) "Governmental Authority" shall mean any agency, division, department, regulatory body, subdivision, commission, board, bureau, court, audit group, procuring office or other instrumentality of the government of the United States, any state or local government, or any foreign national or local government, any subdivision thereof, including the employees, officers, representatives or agents thereof, as well as any arbitrator.

    (xx) "Hazardous Materials" shall have the meaning set forth in Section 5.19(f).

    (yy) "IAF EBITDA Statement" shall have the meaning set forth in Section 3.3(b).

    (zz) "IBNR" shall have the meaning set forth in Section 5.5(b).

    (aaa) "Independent Accounting Firm" shall have the meaning set forth in
Section 3.3(a).

    (bbb) "Information Technologies Budget" shall have the meaning set forth in
Section 7.16.

    (ccc) "Initial Purchase Price" shall have the meaning set forth in Section 3.1.

    (ddd) "Intangible Assets" shall mean all intangible personal property rights, including the proceeds of any insurance policies and all claims on the part of each Seller for recoupment, reimbursement and coverage under any insurance policies, in each case in connection with its Business and all goodwill of each Seller relating to its Business, and including those items listed in SCHEDULE 5.12(B).

    (eee) "Intellectual Property" shall mean all letters patent, patent qualifications, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, brands, trade dress, logos, designs, private labels, copyrights, know-how, trade secrets and licenses, including software, computer network systems, claims processing procedures and other rights relating to the administration of Third Party Payor Agreements or otherwise relating to the Businesses, and rights with respect to the foregoing that each Seller holds or possesses the rights to use relating to the Purchased Property or the operations of its Business, including those items listed in SCHEDULE 5.12(A) hereto. Without limiting the generality of the foregoing, the name "Allied Health Group" falls within the foregoing definition.

    (fff) "Inventory" means all (i) inventoriable supplies held by each Seller on the Closing Date (including all such items as set forth on the June 30, 1997 Combined Balance Sheet) for use in the operations of its Business, (ii) any supplies delivered to each Seller's Business after the Closing Date which such Seller has agreed to purchase in the ordinary course of business consistent with past practices and (iii) any warranties received from each Seller's suppliers with respect to such inventory (to the extent assignable) and related claims, credits, rights of recovery and set-off with respect thereto.

    (ggg) "June 30, 1997 Combined Balance Sheet" shall mean the unaudited combined balance sheet of the Sellers at June 30, 1997, which is included in the Financial Statements.

    (hhh) "Key Contracts" shall have the meaning set forth in Section 8.7.

    (iii) "Knowledge" or "knowledge" when used with respect to: (i) a Seller shall mean the collective actual knowledge of the persons identified on SCHEDULE 1.1(K), as well as all of the other officers, directors and the Executive Shareholders of such Seller; and (ii) an Executive Shareholder shall mean the actual knowledge of such Executive Shareholder.

    (jjj) "Leased Real Property" shall have the meaning set forth in Section 5.10(b).

    (kkk) "Leases" shall have the meaning set forth in Section 5.10(b).

    (lll) "Licenses and Permits" shall have the meaning set forth in Section
5.13.

    (mmm) "Losses" shall have the meaning set forth in Section 11.1.

    (nnn) "Management Agreement" shall mean the management agreement, to be effective as of the Closing Date, between the Buyer and a corporation formed by the Executive Shareholders pursuant to which the services of the Executive Shareholders will be made available to the Buyer for a period of three years in consideration of the payment by the Buyer of $250,000 per year in the aggregate and upon such other terms and conditions as shall be mutually agreed to by the Buyer and the Executive Shareholders.

    (ooo) "Management Prepared Financial Statements" shall mean, collectively,
(i) for each Seller the unaudited balance sheet as of June 30, 1997, and the related income statement for the six months then ended, (ii) collectively, for the Sellers taken as a whole, the unaudited combined balance sheet as of June 30, 1997, and the related income statement for the six months then ended, (iii) for the Sellers monthly combined and combining unaudited balance sheets and the related income statements as of and for the month ending July 31, 1997 and each month thereafter through the month ending thirty days prior to the Closing Date, prepared by management of the Sellers, and (iv) for the Sellers combined and combining unaudited balance sheets and the related income statements for the period commencing January 1, 1997 through the month ending 30 days prior to the Closing Date and the corresponding period in the prior year.

    (ppp) "Minimum Amount" shall have the meaning set forth in Section 3.2(c).

    (qqq) "Multiemployer Plan" shall have the meaning set forth in ERISA Section 3(37).

    (rrr) "Net Revenue" shall have the meaning set forth in Section 3.3(a).

    (sss) "Network Physicians" means primary care or specialist physicians serving as independent contractors of any Seller or any Person contracting with a Seller for the provision of health care or medical services but who is not an Employee, each of whom has been identified pursuant to Section 5.17(e) and SCHEDULE 5.17(E)(I).

    (ttt) "New Farrell Consulting Agreement" shall have the meaning set forth in
Section 8.8(c).

    (uuu) "Objection Notice" shall have the meaning set forth in Section 3.3(b).

    (vvv) "Occurrence" shall have the meaning set forth in Section 5.15(b).

    (www) "Other Contracts" shall mean all Equipment and Machinery leases, and all loan agreements, security agreements, partnership or joint venture agreements, license agreements, software licenses, service contracts, suretyship contracts, guarantees, letters of credit, reimbursement agreements, distribution agreements, contracts or commitments limiting or restraining any Seller with respect to its Business from engaging or competing in any lines of business or with any person, firm or corporation, contracts or commitments granting any Seller rights of first refusal or exclusive rights or similar rights with respect to its Business or any lines of business, documents granting the power of attorney with respect to the affairs of any Seller, agreements not made in the ordinary course of business of any Seller's Business, options to purchase any assets or property rights of the Business, working capital maintenance or other form of guaranty agreements, and all other agreements to which any Seller is a party and which are related to the operation of its Business, all of which are listed on SCHEDULE 5.16(A), but excluding Leases, Third Party Payor Agreements and Purchase Orders.

    (xxx) "Parent" shall have the meaning set forth in the introductory paragraph hereto.

    (yyy) "Permitted Encumbrances" means the Encumbrances set forth on SCHEDULE 1.1(YYY).

    (zzz) "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

    (aaaa) "Plans" shall have the meaning set forth in Section 5.17(a).

    (bbbb) "Post-Closing Statement" shall have the meaning set forth in Section 3.2(a).

    (cccc) "Premises" shall mean the Leased Real Property.

    (dddd) "Professional Liability Claims" shall have the meaning set forth in
Section 5.15(a).

    (eeee) "Projections" shall mean collectively, (i) the projected statement of operations for the twelve months ending September 30, 1998 of AHG and FSN, and
(ii) run rates of Gut, Sky, SASF and Surginet for the twelve months ending September 30, 1998. All such projections have been prepared by the management of the Sellers.

    (ffff) "Purchase Orders" shall mean any outstanding purchase orders, contracts or other commitments to suppliers of goods and services for materials, supplies or other items used in the Business and listed on SCHEDULE 5.16(A).

    (gggg) "Purchase Price" shall mean the aggregate amount payable to the Sellers pursuant to Section 3.

    (hhhh) "Purchased Property" shall mean the (i) Accounts Receivable, (ii) Contracts (except as set forth on SCHEDULE 2.4(A)), (iii) Equipment and Machinery, (iv) Files and Records, (v) Intangible Assets, (vi) Intellectual Property, (vii) Inventory, (viii) Licenses and Permits (to the extent transferable by the Sellers), (ix) Cash and Cash Equivalents, (x) any prepaid expenses and other assets relating to the operations of each Business on the Closing Date, (xi) all software, software systems, databases and all other information systems used in the Businesses, (xii) all other tangible and intangible assets of the Sellers and the Executive Shareholders (other than items of personal property owned by the Executive Shareholders which are not material to the operations of the Businesses and do not have an aggregate fair market value of more than $25,000) used in the respective Businesses (whether or not such assets are reflected on the June 30, 1997 Combined Balance Sheet) and related thereto, (xiii) all proceeds (including any Cash and Cash Equivalents) received by the Sellers or the Shareholders in respect of any or all of the foregoing on or after the Closing Date, (xiv) all proceeds (including any Cash and Cash Equivalents) received by the Sellers or the Shareholders in respect of any insurance policy of the Sellers relating to an event occurring on or after July 1, 1997, and (xv) all of the goodwill associated with the Businesses and the Purchased Property; provided; however, that the Purchased Property shall not include those items described on SCHEDULE 1.1(HHHH)hereto.

    (iiii) "Seller" and "Sellers" shall have the respective meanings set forth in the introductory paragraph hereto.

    (jjjj) "Sellers' Event of Breach" shall have the meaning set forth in
Section 11.1.

    (kkkk) "Seller Indemnitees" shall have the meaning set forth in Section
11.4.

    (llll) "Shareholders" shall mean the shareholders or partners (including general and limited partners), as the case may be, of each of the Sellers, including the Executive Shareholders, as set forth on SCHEDULE 1.1(LLLL).

    (mmmm) "Subject Business" shall mean contracting with independent physician delivery systems and third party payors for the management of established independent physician networks (including providing MSO services, quality management, utilization review and claims processing), where the physician providers are compensated on a fee for service basis out of a capitated pool.

    (nnnn) "Subsidiaries" (or "Subsidiary" as the context may require) shall mean each entity as to which a Person, directly or indirectly, owns or has the power to vote, or to exercise a controlling influence with respect to, 10% or more of the securities of any class of such entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person.

    (oooo) "Tax Returns" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes and shall include any amended returns required as a result of any examination adjustments made by the Internal Revenue Service or other Tax authority.

    (pppp) "Taxes" shall mean for all purposes of this Agreement all taxes however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, utility, severance, production, premium, capital stock, license, transfer and transfer gains taxes, workmen's compensation taxes and other obligations of the same or a similar nature, whether arising before, on or after the Closing; and "Tax" shall mean any one of them.

    (qqqq) "Third Party Payor Agreements" shall mean all agreements listed on
SCHEDULE 5.16(A) hereto to which any Seller is a party relating to the furnishing, management or maintenance of, or administration or data processing services relating to, physician or other professional service networks in connection with professional, medical or health maintenance services or other health cost arrangements in connection with any of the Businesses.

    (rrrr) "Transferred Consultant" shall have the meaning set forth in Section 7.5(a).

    (ssss) "Transferred Employee" shall have the meaning set forth in Section 7.5(a).

    (tttt) "Transferred Network Physician" shall mean a Network Physician who is offered engagement as a Network Physician by the Buyer and who serves as an independent contractor of the Buyer as of the Closing Date.

    (uuuu) "Unrestricted Cash" shall mean the aggregate of cash of the Sellers immediately available for disbursement without restriction or limitation of any kind, plus Due from Plan/Client amounts, less Contract Reserve amounts, less Physician Payable amounts, as said terms are historically used and reflected in the Financial Statements.

    (vvvv) "Working Capital Amount" shall have the meaning set forth in Section 3.2(c).

    (wwww) "Year 1 Adjustment" shall have the meaning set forth in Section
3.3(a).

    (xxxx) "Year 2 Adjustment" shall have the meaning set forth in Section
3.3(a).

    (yyyy) "Year 3 Adjustment" shall have the meaning set forth in Section
3.3(a).

    (zzzz) "Year 1 Earn-Out" shall have the meaning set forth in Section 3.3(a).

    (aaaaa) "Year 2 Earn-Out" shall have the meaning set forth in Section
3.3(a).

    (bbbbb) "Year 3 Earn-Out" shall have the meaning set forth in Section
3.3(a).

    (ccccc) "Year 1 EBITDA" shall have the meaning set forth in Section
3.3(c)(1).

    (ddddd) "Year 2 EBITDA" shall have the meaning set forth in Section
3.3(d)(1).

    (eeeee) "Year 3 EBITDA" shall have the meaning set forth in Section
3.3(e)(1).

    (fffff) "Year 1 Earn-Out Period" shall have the meaning set forth in Section 3.3(a).

    (ggggg) "Year 2 Earn-Out Period" shall have the meaning set forth in Section 3.3(a).

    (hhhhh) "Year 3 Earn-Out Period" shall have the meaning set forth in Section 3.3(a).

    (iiiii) "Year 1 Threshold EBITDA" shall have the meaning set forth in
Section 3.3(a).

    (jjjjj) "Year 2 Threshold EBITDA" shall have the meaning set forth in
Section 3.3(a).

    (kkkkk) "Year 3 Threshold EBITDA" shall have the meaning set forth in
Section 3.3(a).

    Section 1.2 PRINCIPLES OF CONSTRUCTION. Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever used in this Agreement, the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." Unless the context otherwise requires, all references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to articles and sections of, and schedules to this Agreement. Unless the context otherwise requires, the term "party" when used in this Agreement means a party to this Agreement, and references to a party or other Person shall be deemed to include successors and permitted assigns of such party. All references herein to any agreement or document shall be deemed to include such agreement or document (unless specific reference is made to that agreement or document as in effect on a specific date), as the same may be amended, supplemented or otherwise modified from time to time. The parties acknowledge and agree that they have been represented by counsel and that each of the parties has participated in the drafting of this Agreement. Accordingly, it is the intention and agreement of the parties that the language, terms and conditions of this Agreement are not to be construed in any way against or in favor of any party hereto by reason of the responsibilities in connection with the preparation of this Agreement.

    SECTION 2.  PURCHASE AND SALE OF THE PURCHASED PROPERTY.

    Section 2.1 TRANSFER OF ASSETS. Subject to the terms and conditions herein set forth, each Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Seller on the Closing Date, all right, title and interest of each Seller and its Affiliates in or to the Purchased Property, wherever located, free and clear of all Encumbrances except for Permitted Encumbrances. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale or assignment of any Account Receivable is prohibited by applicable contract, law or regulation, this Agreement shall not constitute an agreement to sell or assign such Account Receivable, provided however, each Seller agrees to pay to the Buyer the equivalent cash value of any and all such Account Receivable(s), and upon each Seller's collection of any such Account Receivable shall immediately remit a check to the Buyer for such amount. Each Seller covenants and agrees to use its Best Efforts to collect any such Account Receivable and shall deliver to Buyer on a monthly basis a report setting forth the status of any such outstanding Account Receivable and describing its collection efforts.

    Section 2.2 SALE AT CLOSING DATE. The sale, transfer, assignment and delivery by each Seller of the Purchased Property to the Buyer, as herein provided, shall be effected on the Closing Date by deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance reasonably satisfactory in form and substance to counsel for the Buyer.

    Section 2.3 SUBSEQUENT DOCUMENTATION. Each Seller and each Executive Shareholder shall, at any time and from time to time after the Closing Date, upon the reasonable request of the Buyer and at the expense of the Sellers and the Executive Shareholders, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered (whether by any Seller, any Shareholder or any other Person), all such further deeds, assignments, transfers and conveyances as may be required for the better assigning, transferring, granting, conveying and confirming to the Buyer or its successors and assigns or for aiding and assisting in collecting and reducing to possession, any or all of the Purchased Property. Each Seller and each Executive Shareholder hereby constitutes and appoints, effective as of the Closing Date, the Buyer, its successors and assigns as the true and lawful attorney-in-fact of such Seller or Executive Shareholder with full power of substitution in the name of such Buyer or in the name of the Seller or Executive Shareholder but for the benefit of the Buyer (a) to collect for the account of the Buyer any item of Purchased Property and (b) to institute and prosecute all proceedings which the Buyer may in its discretion deem proper in order to assert or enforce any right, title or interest in or to the Purchased Property and to defend or compromise (subject to Section 10, if applicable) any and all actions, suits or proceedings in respect of any of the Purchased Property. The Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. EACH SELLER AND EACH EXECUTIVE SHAREHOLDER HEREBY DECLARES THAT THE FOREGOING APPOINTMENT IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE AND PERPETUAL AND SHALL NOT BE TERMINATED BY ANY ACT OF ANY SELLER, ANY EXECUTIVE SHAREHOLDER OR THEIR RESPECTIVE SUCCESSORS OR ASSIGNS, BY OPERATION OF LAW OR BY THE OCCURRENCE OF ANY OTHER EVENT OR IN ANY OTHER MANNER.

    Section 2.4 ASSUMPTION OF LIABILITIES. On the Closing Date, the Buyer shall execute and deliver an assumption agreement in the form attached hereto as EXHIBIT A, pursuant to which the Buyer shall accept, assume and agree to pay, perform and discharge when due, in accordance with the respective terms and subject to the respective conditions thereof, all of the liabilities and obligations of the Sellers pursuant to and under the Assumed Liabilities. The "ASSUMED LIABILITIES" shall mean:

    (a) All liabilities and obligations of each Seller of any kind arising from the operations of the Businesses beginning on or after the first day following the Closing Date, other than those (i) to which the Buyer is entitled to indemnification by the Executive Shareholders pursuant to Section 11 of the Agreement, (ii) Taxes with respect to periods ending on or prior to the Closing Date, and (iii) Change of Control Payments, if any; provided, however, that in the case of Contracts, Third Party Payor Agreements, Leases, and Other Contracts, only to the extent such Contracts, Third Party Payor Agreement, Lease or Other Contract is described in SCHEDULE 5.16(A) of this Agreement; and PROVIDED, FURTHER, that in no event shall the Buyer assume or be responsible for the contracts listed on SCHEDULE 2.4(A) (the "EXCLUDED

CONTRACTS"); PROVIDED, FURTHER, that in the event that the parties hereto become aware of the fact at any time after the Closing that a contract of any of the Sellers in existence on the Closing Date is not listed on either SCHEDULE 5.16(A) or SCHEDULE 2.4(A), such contract, at the sole election of Buyer, shall be assigned to and assumed by Buyer and shall for all purposes under this Agreement be treated as a Contract under this Agreement; and

    (b) Additional payables arising from the operations of the Businesses prior to the first day following the Closing Date and specified on SCHEDULE 2.4(B), as such Schedule may be amended by the mutual agreement of the Sellers and Buyer prior to the Closing Date.

    Section 2.5 EXCLUDED LIABILITIES. The Assumed Liabilities shall not include, and the Buyer shall not assume or be liable for any liabilities and obligations of the Sellers or any of their Affiliates not expressly assumed in
Section 2.4 (collectively, the "EXCLUDED LIABILITIES"), including, without limitation:

    (a) Any liability or obligation relating to Professional Liability Claims arising from services performed on or before the Closing Date;

    (b) Any liability or obligation relating to the Plans or the Compensation Arrangements (as such terms are defined in Section 5.17);

    (c) Other than as required pursuant to Sections 2.4(a) or (b), any liabilities or obligations to current or former employees of, or independent contractors with, any Seller who do not become Transferred Network Physicians, Transferred Consultants or Transferred Employees, as the case may be;

    (d) Any employment-related liabilities for which the Buyer is indemnified under Section 11.1(d) (an "EXCLUDED EMPLOYEE OBLIGATION") and any other liability for which the Buyer is indemnified under Section 11;

    (e) Any liabilities with respect to Taxes of any Seller or Shareholder or relating to any period ending on or prior to the Closing Date, including liabilities related to (i) income Taxes of the Sellers or any of their Affiliates whether arising before or after the Closing Date, (ii) Taxes relating to the Purchased Property acquired under the terms and conditions of this Agreement for all periods (or portions thereof) ending on or prior to the Closing Date, (iii) Taxes attributable to or imposed with respect to the transfer, assignment and delivery of the Purchased Property under Section 12.3 hereof or otherwise or to any other transactions contemplated by this Agreement and (iv) Taxes of any other Person for which any of the Sellers may be liable by contract or otherwise;

    (f) Any liabilities to any Shareholders or any of their Affiliates;

    (g) Any liabilities or obligations relating to or arising under the Farrell Consulting Agreement;

    (h) Any liability arising from operations of the Businesses before the Closing Date not expressly assumed pursuant to Section 2.4;

    (i) Any liability or obligations under Contracts not included in Purchased Property;

    (j) Any liability or obligations relating to Nudel & Gluck, M.D., P.A. and Young, Schimmel & Kanter Surgical Associates, M.D., P.A.(d/b/a South Florida Surgical Group); and

    (k) Any other liability not expressly assumed pursuant to Section 2.4 notwithstanding the inclusion of any such liability on the June 30, 1997 Combined Balance Sheet or any Management Prepared Financial Statements.

    Section 2.6 BREACH OF REPRESENTATIONS. Nothing in Section 2.4 shall limit the Buyer's right to indemnification for the breach by any Seller or any Executive Shareholder of any of its representations, warranties or covenants hereunder.

    Section 2.7 RIGHT OF ENFORCEMENT. Commencing on the Closing Date, the Buyer will have complete control over the payment, settlement or other disposition of the Assumed Liabilities and the right to commence, conduct and control all negotiations and proceedings with respect thereto. The Sellers and the Executive Shareholders will notify the Buyer promptly of any claim made with respect to any Assumed Liabilities or Purchased Property and shall not, except with the Buyer's prior written consent, voluntarily make any payment of, settlement or offer to settle, or consent to any compromise or admit liability with respect to, any Assumed Liabilities or Purchased Property. The Sellers will cooperate, with the Buyer in connection with any negotiations or proceedings involving any Assumed Liabilities or Purchased Property.

    SECTION 3.  PURCHASE PRICE; EARN-OUT.

    Section 3.1 PURCHASE PRICE. As consideration for the sale and transfer of the Purchased Property, the Buyer shall pay on the Closing Date an amount equal to $70,000,000 (the "INITIAL PURCHASE PRICE"), payable as follows:

    (a) The Buyer will pay to the Sellers, collectively, an amount equal to $50,000,000, subject to the proration provisions of Section 3.4 (the "CLOSING CASH INSTALLMENT") in cash by wire transfer to the "Broad and Cassel Trust Account" in accordance with wire transfer instructions to be furnished in writing by the Executive Shareholders (which shall be provided to the Buyer not less than three Business Days before the Closing Date), for further credit to each Seller in accordance with such Seller's Applicable Percentage.

    (b) The Buyer will pay to the escrow agent designated in the Escrow Agreement (the "ESCROW AGENT") in cash by wire transfer of immediately available funds $20,000,000 (the "ESCROW DEPOSIT," which together with the interest or other proceeds from the investment thereof and the amount of the Year 1 Earn-Out, Year 2 Earn-Out and Year 3 Earn-Out, if any, deposited pursuant to
Section 3.3 and not yet released from escrow, but less such amounts, if any, previously distributed to the Buyer or to any of the Sellers pursuant to Section 3.3, is collectively referred to as the "ESCROW FUNDS"). The Escrow Funds shall be held in escrow by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement in order to provide a fund for the payment to the Sellers of any upward adjustments to the Initial Purchase Price and/or the payment to the Buyer of any downward adjustments to the Initial Purchase Price to which such party or parties may be entitled from time to time pursuant to this Section
3. At such times as payments to be made from the Escrow Funds are due and payable pursuant to the terms and conditions of this Section 3, the Buyer and the Sellers agree to give the Escrow Agent prompt notice to make the applicable disbursements from the Escrow Funds.

    Section 3.2 WORKING CAPITAL ADJUSTMENT. The Purchase Price shall be subject to a working capital adjustment after the Closing as follows:

    (a) Within 60 days after the Closing, the Buyer shall prepare (with the full cooperation and assistance of the Sellers and the Executive Shareholders, to the extent requested by the Buyer) a statement of the Businesses' (taken as a whole) current liabilities (to the extent assumed by the Buyer) and current assets (to the extent purchased by the Buyer) as of the Closing (the "POST-CLOSING STATEMENT"), and shall submit such statement to the Sellers for review and approval.

    (b) Within 30 days after receipt of the Post-Closing Statement, the Sellers shall notify the Buyer of any objections the Sellers may have to the Post-Closing Statement. In the absence of any such objections, the Sellers shall be deemed to have approved the Post-Closing Statement for purposes of the adjustment to be made pursuant to this Section 3.2. If the Sellers notify the Buyer of any such objections, the Buyer and the Sellers shall attempt to resolve such objections in good faith for a period of 15 days from the date of such notice of objection. If any objections of the Sellers cannot be resolved by the Sellers and the Buyer within such 15-day period, such dispute shall immediately be referred to an Independent Accounting Firm mutually selected by the parties. The determination of such Independent Accounting Firm with respect to such dispute shall be conclusive and binding on the Sellers and the Buyer. The party whose determination differs the most from the determination of such Independent Accounting Firm shall pay the fees of such firm.

    (c) Upon final determination of the Post-Closing Statement in accordance with the foregoing, in the event that the current assets of the Businesses (taken as a whole and to the extent purchased by the Buyer) less the current liabilities of the Businesses (taken as a whole and to the extent assumed by the Buyer), as stated in the Post-Closing Statement (the "WORKING CAPITAL AMOUNT"), is an amount which is less than $1,000,000 (the "MINIMUM AMOUNT"), then the Purchase Price shall be reduced by the difference between the Working Capital Amount and the Minimum Amount and the Sellers shall be jointly and severally obligated to pay to the Buyer an amount equal to such difference with 5 Business Days of the final determination of the Post-Closing Statement.

    Section 3.3 EARN-OUT. The Purchase Price shall be subject to adjustment after the Closing as set forth in this Section 3.3:

    (a) EARN-OUT DEFINITIONS. Unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:

    (1) "Accountants" shall mean the independent public accountants of the Buyer.

    (2) "Earn-Out Period" shall mean each of the Year 1 Earn-Out Period, the Year 2 Earn-Out Period and the Year 3 Earn-Out Period.

    (3) "EBITDA" shall mean the aggregate Net Revenue from the operations of the Businesses, minus all expenses incurred in operating the Businesses but before interest, income taxes, depreciation and amortization, prepared in accordance with GAAP, consistently applied, and adjusted as follows: (1)Introduced Business will be deemed to have been conducted at the Businesses' cost of providing services for such Introduced Business plus the applicable IB Profit Margin. (2) Any increase in EBITDA earned by the Businesses through the restructuring of the Farrell Consulting Agreement that requires one-time cash payments by Buyer or Buyer's Affiliates shall be deducted from EBITDA. (3) As long as the Businesses are operated as a separate subsidiary or division, administrative services provided to the Businesses will be actual corporate overhead, including services provided by Parent or Parent's Affiliates, on a cost basis, and will only include administrative services that are reasonably and directly related to the Businesses. In the event the Businesses are integrated into Parent or an Affiliate of Parent to the extent that the corporate overhead attributable to the Businesses cannot be readily determined, then, in lieu of actual overhead, an amount equal to a percentage of Net Revenue of the Businesses shall be allocated to the Businesses as deemed overhead, which percentage will be established by dividing (A) the amount of actual overhead incurred with respect to the Businesses for the six month period immediately preceding such integration by (B) the Net Revenue of the Businesses for said six-month period. Said fixed percentage shall thereafter be applied to the Net Revenue of the Businesses for purposes of determining the deemed overhead to be allocated to the Businesses. (4) Net proceeds from dispositions of assets of the Businesses shall be reinvested in the Businesses. (5) With respect to acquisitions made from and after the Closing, in lieu of including Net Revenue and expenses related to such acquisition in the calculation of EBITDA, net income, determined in accordance with GAAP, from such acquisition shall be included in EBITDA. (6) Expenses and capital expenditures with respect to the items set forth in the Information Technologies Budget, will be allocated and treated as set forth in the Information Technologies Budget regardless of their treatment under GAAP.
(7) Any and all amounts payable under, or in connection with the termination of, any Leases which are assumed by the Buyer as part of the Contracts for Leased Real Property which is no longer used in any of the Businesses shall be treated as current expenses for purposes of calculating EBITDA regardless of their treatment under GAAP.

    (4) "IB Profit Margin" shall mean a profit margin equal to fifty percent (50%) or such other agreed upon percentage (the "IB PROFIT MARGIN PERCENTAGE") of the average profit margin of the Businesses for services similar to the applicable Introduced Business provided during the fiscal quarter immediately preceding the fiscal quarter in which the Businesses are to begin to provide services for the Introduced Business. The proposed IB Profit Margin Percentage and the proposed calculation of the IB Profit Margin (collectively, the "IB PROFIT MARGIN CALCULATION") will be made by the Buyer in good faith and presented in writing to the Executive Shareholders as soon as practicable prior to the date on which services relating to the Introduced Business are to be rendered. The Executive Shareholders shall, not later that five Business Days after receipt of the IB Profit Margin Calculation, notify the Buyer in writing of any objections thereto. Absent delivery of a written objection as provided above, the IB Profit Margin Calculation will be conclusive and binding upon the parties to this Agreement. If written objection is delivered to the Buyer and the Buyer and the Executive Shareholders are unable, within 5 Business Days after the receipt by the Buyer of such written objection, to resolve the dispute, the Buyer, in its sole discretion, may elect either (i) to not make the Introduced Business available to the Buyer or (ii) to submit the IB Profit Margin Calculation to an Independent Accounting Firm mutually acceptable to the Executive Shareholders and the Buyer whose determination shall be conclusive and binding on the parties. In the event the Buyer elects to submit the matter to an Independent Accounting Firm, the Businesses shall provide services for the Introduced Business pending determination of the IB Profit Margin Calculation.

    (5) "Independent Accounting Firm" shall mean one of the "big-six" certified public accounting firms that does not have a conflict of interest with respect to the preparation or review of the EBITDA Statements.

    (6) "Introduced Business" shall mean business introduced to the Buyer by Parent or Parent's Affiliates (i) as part of a contract with Parent or its Affiliates, or (ii) by reason of introductions to the Buyer made by Parent or Parent's Affiliates. The Executive Shareholders acknowledge and agree that neither Parent nor any Parent Affiliate shall be obligated to introduce any business to the Buyer or to otherwise cause any business that could be conducted by the Buyer as Introduced Business to be referred to or conducted by the Buyer.

    (7) "Net Revenue" shall be defined as the combined revenues of the Businesses (including income on operating cash and monies held on behalf of third parties remaining after Buyer distributes cash in excess of working capital requirements to Parent) (after elimination of all inter-Business transactions and balances) which are capitation fees (net of physician services expenses for AHG only, and net of any retroactive adjustments under the terms of any managed care plans), service bureau billing fees, administrative fees, facility fees, and fee for service billings (less contractual adjustments, bad debt expense, charity adjustments, refunds, NSF checks, collection agency fees and other adjustments to gross revenues), all as computed in accordance with GAAP.

    (8) "Year 1 Adjustment" shall mean the amount, if any, payable to the Buyer from the Escrow Funds in accordance with the provisions of Section 3.3(c) and
Section 3.4(a).

    (9) "Year 2 Adjustment" shall mean the amount, if any, payable to the Buyer from the Escrow Funds in accordance with the provisions of Section 3.3(d) and
Section 3.4(b).

    (10) "Year 3 Adjustment" shall mean the amount, if any, payable to the Buyer from the Escrow Funds in accordance with the provisions of Section 3.3(e) and
Section 3.4(c).

    (11) "Year 1 Earn-Out" shall mean the amount, if any, payable by the Buyer to the Escrow Agent in accordance with the provisions of Section 3.3(c) and
Section 3.4(a).

    (12) "Year 2 Earn-Out" shall mean the amount, if any, payable by the Buyer to the Escrow Agent in accordance with the provisions of Section 3.3(d) and
Section 3.4(b).

    (13) "Year 3 Earn-Out" shall mean the amount, if any, payable by the Buyer to the Escrow Agent in accordance with the provisions of Section 3.3(e) and
Section 3.4(c).

    (14) "Year 1 EBITDA" shall have the meaning set forth in Section 3.3(c)(1).

    (15) "Year 2 EBITDA" shall have the meaning set forth in Section 3.3(d)(1).

    (16) "Year 3 EBITDA" shall have the meaning set forth in Section 3.3(e)(1).

    (17) "Year 1 Earn-Out Period" shall mean the 12-month period ending on September 30, 1998.

    (18) "Year 2 Earn-Out Period" shall mean the 12-month period ending on September 30, 1999.

    (19) "Year 3 Earn-Out Period" shall mean the 12-month period ending on September 30, 2000.

    (20) "Year 1 Threshold" shall mean $11,000,000.

    (21) "Year 2 Threshold" shall mean the greater of (i) $11,000,000 or (ii) Year 1 EBITDA.

    (22) "Year 3 Threshold" shall mean the greater of (i) $11,000,000, (ii) Year 1 EBITDA, or (iii) Year 2 EBITDA.

    (b) EBITDA STATEMENT. Within 75 calendar days after the last day of each of the Year 1 Earn-Out Period, the Year 2 Earn-Out Period and the Year 3 Earn-Out Period, the Buyer shall prepare, the Accountants shall review, and the Buyer shall deliver to AHG a statement reflecting the EBITDA from the consolidated operations of the Businesses during such Earn-Out Period (each, an "EBITDA STATEMENT"), which statement will be determined in accordance with GAAP, applied on a basis consistent with the financial statements of the Buyer and Parent for such period. The parties shall ensure that the Accountants have full access to the books, records, facilities and employees of the Businesses for purposes of reviewing the EBITDA Statement and shall cooperate with the Accountants to the extent reasonably requested to review the EBITDA Statement. The EBITDA Statement will be examined by AHG (and, if AHG so chooses, by a firm of independent certified public accountants), who shall, not later than 45 calendar days after receipt of the EBITDA Statement, raise any objections it has to the EBITDA Statement by notifying the Buyer in writing within such time period in a statement indicating the item or items disputed, AHG's proposed adjustments and an adjusted EBITDA Statement reflecting such adjustments (an "OBJECTION NOTICE"). During such 45 day period, AHG and any such independent certified public accountants shall have full access to the books and records, other financial information (including the working papers of the Accountants) and appropriate financial personnel of the Buyer reasonably necessary for the preparation of an Objection Notice. Absent delivery of an Objection Notice as provided above, the EBITDA Statement will be conclusive and binding upon the parties to this Agreement for the purposes of any purchase price adjustment under this Section 3.3. In the event that an Objection Notice is delivered by AHG as provided above, and if the Buyer and AHG are unable, within 15 calendar days after receipt by the Buyer of such Objection Notice, to resolve the disputed exceptions, such disputed exceptions will be referred to an Independent Accounting Firm mutually acceptable to AHG and the Buyer. The Independent Accounting Firm shall, within 60 days following its engagement by the Buyer and AHG for this purpose, deliver to AHG and the Buyer a written report determining such disputed exceptions (the "IAF EBITDA STATEMENT"). During such 60 day period, the Independent Accounting Firm shall have full access to the books and records, other financial information (including the working papers of the Accountants and AHG's accountants, if any) and appropriate financial personnel of the Buyer which the Independent Accounting Firm reasonably deems necessary or advisable for the preparation of the IAF EBITDA Statement. The EBITDA reflected in the IAF EBITDA Statement will be conclusive and binding upon the parties to this Agreement for the purposes of any purchase price adjustment under this
Section 3.3, subject to application of the following provisions: (i) if the IAF EBITDA Statement reflects EBITDA in excess of $300,000 over the amount of the EBITDA reflected in the EBITDA Statement for the Earn-Out Period at issue, then EBITDA for such Earn-Out Period shall be deemed to be equal to the EBITDA reflected in the IAF EBITDA Statement, and the Buyer shall bear all the fees and disbursements of the Independent Accounting Firm in respect of its services under this Section 3.3 for such Earn-Out Period; (ii) if the IAF EBITDA Statement reflects EBITDA that is equal to or less than $300,000 over the amount of the EBITDA reflected in the EBITDA Statement for such Earn-Out Period, but greater than the amount of the EBITDA reflected in such EBITDA Statement, then EBITDA for such Earn-Out Period shall be

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deemed to be equal to (A) the sum of (1) the EBITDA reflected in the EBITDA
Statement and (2) the EBITDA reflected in the IAF EBITDA Statement divided by
(B) two, and AHG and the Executive Shareholders, on a joint and several basis, shall bear all the fees and disbursements of the Independent Accounting Firm in respect of its services under this Section 3.3 for the Earn-Out Period at issue; and (iii) if the IAF EBITDA Statement reflects EBITDA that is equal to or less than the amount of the EBITDA reflected in the EBITDA Statement for such Earn-Out Period, then EBITDA for such Earn-Out Period shall be deemed to be equal to the EBITDA reflected in the IAF EBITDA Statement, and AHG and the Executive Shareholders, on a joint and several basis, shall bear all the fees and disbursements of the Independent Accounting Firm in respect of its services under this Section 3.3 for the Earn-Out Period at issue.

    (c)  YEAR 1 ADJUSTMENT/YEAR 1 EARN-OUT CALCULATION.

        (1) In the event the EBITDA for the Year 1 Earn-Out Period calculated pursuant to Section 3.3(b)above (the "YEAR 1 EBITDA") is less than $10,000,000, then the Year 1 Adjustment is the amount equal to seven multiplied by the difference between the Year 1 EBITDA and $10,000,000.

        (2) In the event the Year 1 EBITDA is equal to or less than the Year 1 Threshold and equal to or greater than $10,000,000, then the Year 1 Adjustment is $0.00.

        (3) In the event the Year 1 EBITDA is greater than the Year 1 Threshold, then the Year 1 Earn-Out is the amount equal to six multiplied by the difference between the Year 1 EBITDA and the Year 1 Threshold.

    (d)  YEAR 2 ADJUSTMENT/YEAR 2 EARN-OUT CALCULATION.

        (1) In the event the EBITDA for the Year 2 Earn-Out Period calculated pursuant to Section 3.3(b) above (the "YEAR 2 EBITDA") is equal to or less than the Year 2 Threshold, then the Year 2 Adjustment is the amount equal to the sum of (i) six multiplied by the difference between the Year 2 Threshold and the greater of (x) $11,000,000 or (y) the Year 2 EBITDA, plus (ii) the amount equal to seven multiplied by the amount, if any, by which the Year 2 EBITDA is less than $10,000,000; PROVIDED, HOWEVER, that the Year 2 Adjustment will be $0.00 if the Year 2 EBITDA is equal to or greater than $10,000,000 but less than or equal to $11,000,000.

        (2) In the event the Year 2 EBITDA is greater than the Year 2 Threshold, then the Year 2 Earn-Out is the amount equal to six multiplied by the difference between the Year 2 EBITDA and the Year 2 Threshold; PROVIDED, HOWEVER, that the Year 2 Earn-Out will be $0.00 if the Year 2 EBITDA is equal to or greater than $10,000,000 but less than or equal to $11,000,000.

    (e)  YEAR 3 ADJUSTMENT/YEAR 3 EARN-OUT CALCULATION.

        (1) In the event the EBITDA for the Year 3 Earn-Out Period calculated pursuant to Section 3.3(b) above (the "YEAR 3 EBITDA") is equal to or less than the Year 3 Threshold, then the Year 3 Adjustment is the amount equal to the sum of (i) four multiplied by the difference between Year 3 Threshold and the greater of (x) $11,000,000 or (y) the Year 3 EBITDA, plus (ii) the amount equal to seven multiplied by the amount, if any, by which the Year 3 EBITDA is less than $10,000,000; PROVIDED, HOWEVER, that the Year 3 Adjustment will be $0.00 if the Year 3 EBITDA is equal to or greater than $10,000,000 but less than or equal to $11,000,000.

        (2) In the event the Year 3 EBITDA is greater than the Year 3 Threshold, then the Year 3 Earn-Out is the amount equal to four multiplied by the difference between the Year 3 EBITDA and the Year 3 Threshold; PROVIDED, HOWEVER, that the Year 3 Earn-Out will be $0.00 if the Year 3 EBITDA is equal to or greater than $10,000,000 but less than or equal to $11,000,000.

    Section 3.4  PAYMENT OF ADJUSTMENT AND EARN-OUT; DISTRIBUTION OF
ESCROW. The Year 1 Adjustment or Year 1 Earn-Out, Year 2 Adjustment or Year 2 Earn-Out and Year 3 Adjustment or Year 3 Earn-Out, if any, shall be paid within 5 Business Days of final determination of EBITDA for the applicable Earn-Out Period pursuant to Section 3.3(b) and shall be paid to the Buyer or the Escrow Agent, as the case may be, in the following manner:

    (a)  YEAR 1 ADJUSTMENT/YEAR 1 EARN-OUT.

        (1) In the event the Year 1 Adjustment is calculated pursuant to Section 3.3(c)(1) above, then the Escrow Agent shall deliver to Buyer from the Escrow Funds an amount equal to the Year 1 Adjustment, together with the interest or earnings thereon as set forth in Section 3.4(d).

        (2) In the event the Year 1 Earn-Out is calculated pursuant to Section 3.3(c)(3) above, the Buyer shall pay to the Escrow Agent the Year 1 Earn-Out in cash by wire transfer of immediately available funds, which shall be held by the Escrow Agent as part of the Escrow Funds. Upon receipt by the Escrow Agent of the Year 1 Earn-Out, the Escrow Agent shall then deliver to AHG, on behalf of the Sellers, an amount equal to one-third of the principal of the Escrow Funds, together with the interest or earnings thereon as set forth in
    Section 3.4(d).

    (b)  YEAR 2 ADJUSTMENT/YEAR 2 EARN-OUT.

        (1) In the event the Year 2 Adjustment is calculated pursuant to Section 3.3(d)(1) above, then the Escrow Agent shall deliver to the Buyer from the Escrow Funds an amount equal to the Year 2 Adjustment, together with the interest or earnings thereon as set forth in Section 3.4(d).

        (2) In the event the Year 2 Earn-Out is calculated pursuant to Section 3.3(d)(2) above, then the Buyer shall pay to the Escrow Agent the Year 2 Earn-Out in cash by wire transfer of immediately available funds, which shall be held by the Escrow Agent as part of the Escrow Funds. Upon receipt by the Escrow Agent of the Year 2 Earn-Out, the Escrow Agent shall then deliver to AHG, on behalf of the Sellers, an amount equal to one-half of the principal of the Escrow Funds, together with the interest or earnings thereon as set forth in Section 3.4(d).

    (c)  YEAR 3 ADJUSTMENT/YEAR 3 EARN-OUT.

        (1) In the event the Year 3 Adjustment is calculated pursuant to Section 3.3(e)(1) above, then the Escrow Agent shall deliver to the Buyer from the Escrow Funds an amount equal to the Year 3 Adjustment, together with the interest or earnings thereon as set forth in Section 3.4(d). Any Escrow Funds remaining after distribution of the Year 3 Adjustment to the Buyer shall be disbursed to AHG, on behalf of the Sellers, promptly after disbursement of the Year 3 Adjustment, together with interest or earnings thereon, to the Buyer.

        (2) In the event the Year 3 Earn-Out is calculated pursuant to Section 3.3(e)(2) above, then the Buyer shall pay to AHG, on behalf of the Sellers, the Year 3 Earn-Out in cash by wire transfer of immediately available funds, and the Escrow Agent shall transfer the Escrow Funds to AHG, on behalf of the Sellers.

    (d) DISTRIBUTIONS OF INTEREST OR EARNINGS ON THE ESCROW FUNDS. Interest or other earnings on the Escrow Deposit and additional amounts paid by the Buyer to the Escrow Agent pursuant to this Section 3.4 shall be disbursed prorata to the recipient of principal held in the Escrow Funds. For income tax purposes, it shall be assumed that the Sellers will be entitled to receive all interest and other earnings on the principal amounts held in the Escrow Fund and the Buyer and AHG agree to direct the Escrow Agent pursuant to joint instructions to disburse to AHG, on behalf of the Sellers, an amount from the Escrow Funds necessary for the Sellers to pay their federal income tax liability on said interest and earnings, assuming for purposes hereof an effective tax rate of 31%. The amount of any previous distributions for taxes made to AHG, on behalf of the Sellers, shall be taken into account in the event that disbursements from the Escrow Funds are later made to the Buyer and appropriate adjustments will be made in accordance with joint instructions from the Buyer and AHG to the Escrow Agent.

    (e) LIMITATIONS ON PURCHASE PRICE ADJUSTMENTS/ EARN-OUTS. Notwithstanding anything to the contrary contained in this Section 3, in no event shall the Purchase Price, as adjusted pursuant to the provisions of Sections 3.3 and 3.4, be greater than $110,000,000 nor less than $50,000,000.

    (f) ADJUSTMENTS IN EXCESS OF ESCROW FUNDS. In the event that the Adjustment for any Earn-Out Period should exceed the amount of the remaining Escrow Funds, the amount of such excess shall be applied as a credit in favor of the Buyer and shall be deducted from the amount otherwise payable by the Buyer as the Year 2 Earn-Out and Year 3 Earn-Out, as applicable.

    Section 3.5  PRORATIONS AND OTHER ADJUSTMENTS.

    (a) All revenues and expenses arising from the business and operations of the Businesses, including without limitation business and license fees (and any retroactive adjustments thereof), utility charges, property and equipment rentals, real and personal property Taxes and assessments, and similar prepaid and deferred items shall be prorated between the Buyer and the Sellers in accordance with the principle that the Sellers shall receive all revenues and all refunds and shall be responsible for all expenses, payables, costs, liabilities and obligations allocable to the conduct and operations of the Businesses for the period on or prior to the Closing Date, and the Buyer shall receive all revenues and be responsible for all expenses, payables, costs, liabilities and obligations allocable to the conduct and operations of the Businesses for the period after the Closing Date; provided, however, that the parties shall allocate any real property Tax in accordance with Section 164(d) of the Code. The Buyer and the Sellers shall deliver a statement setting forth such prorations at the time of making any such proration payment. Notwithstanding the foregoing, there shall be no proration with regard to, and the Sellers shall remain solely liable with respect to, any Excluded Liabilities and any assets not included in the Purchased Property.

    (b) Any adjustments and prorations pursuant to this Section 3.5 will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party or parties occurring no later than 30 days after the actual amount becomes known.

    SECTION 4.  CLOSING.

    The closing hereunder (the "CLOSING") shall take place on the first practicable date after all required regulatory and other approvals have been obtained and after the satisfaction or waiver of all other conditions precedent set forth in Sections 8 and 9, but in any event no later than November 30, 1997, or such other date as Buyer and AHG shall mutually agree, and shall be held at the offices of Broad and Cassel, Miami, Florida, at 9:00 a.m. or at such other place and time as may be mutually agreed to by the Buyer and AHG (the "CLOSING DATE"). Notwithstanding the actual time the following steps are taken on the Closing Date, the parties hereto agree that the Closing shall be effective and deemed for all purposes to have occurred as of 12:01 a.m. local time on the date immediately following the Closing Date.

    At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all of these steps shall be deemed to have occurred simultaneously):

    (a) Each of the Sellers and the Buyer shall deliver to the other a copy of the resolutions of its Board of Directors and, in the case of each Seller, its shareholders or partners, as the case may be, authorizing the transactions contemplated by this Agreement as to such Seller, certified in each case by its Secretary or Assistant Secretary or partner, as the case may be;

    (b) Each of the Sellers and the Buyer shall deliver to the other a good standing certificate of such party (which is dated not more than 15 days prior to the Closing);

    (c) Each of the Sellers shall deliver to the Buyer instruments reasonably satisfactory to the Buyer and its counsel for such Seller to assign the Purchased Property (including, without limitation, the Cash and Cash Equivalents, which, at the election of the Buyer, shall be either by bank check or wire transfer of immediately available funds) to the Buyer, and the Buyer shall deliver to the Sellers the Assumption Agreement;

    (d) Each of the Sellers shall deliver to the Buyer, or make available at the locations specified by the Buyer prior to the Closing, the originals of the Files and Records, Licenses and Permits and Contracts, together with originals of any required consents to assignment;

    (e) Each of the Sellers and their Affiliates shall have delivered to the Buyer all other agreements, documents and certificates required by this Agreement to be delivered by them to the Buyer at or before the Closing;

    (f) Each of the Sellers and the Buyer shall deliver to each other certificates by appropriate officers of such parties certifying the fulfillment of the conditions set forth in Section 8, and, in the case of the Buyer, the fulfillment of the conditions set forth in Section 9;

    (g) The Buyer shall pay the Closing Cash Installment to the Sellers and the Escrow Deposit to the Escrow Agent in accordance with Section 3.1, and each of the Sellers, the Buyer and the Escrow Agent shall execute and deliver the Escrow Agreement and documents acknowledging receipt from the other, respectively, of the Purchased Property, the Closing Cash Installment and the Escrow Deposit.

    SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE EXECUTIVE SHAREHOLDERS.

    Each of the Sellers and each of the Executive Shareholders, on a joint and several basis, hereby represents and warrants to, and covenants with, the Buyer as follows, each of which is relied upon by the Buyer in consummating the transactions contemplated hereby regardless of any other investigation made or information obtained by the Buyer; PROVIDED, HOWEVER, that the representations, warranties and cove-nants of each Executive Shareholder in this Section 5 shall be made only as to himself and to each Seller in which such Executive Shareholder owns any shares or partnership interests, as the case may be:

    Section 5.1  ORGANIZATION; QUALIFICATION TO DO BUSINESS; SUBSIDIARIES.

    (a) Each of the Sellers (except FSN), and Florida Specialty Network, Inc. ("FSN INC."), is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly qualified as a foreign corporation in each jurisdiction in which it is required to be so qualified, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted. The Sellers have furnished the Buyer true, complete and correct copies of the Articles of Incorporation and By-laws of each Seller (except FSN), and FSN Inc., with all amendments thereto. SCHEDULE 5.1(A) sets forth as to each Seller the name and security ownership of each holder of equity or any right to acquire equity of such Seller.

    (b) FSN is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly qualified as a foreign limited partnership in each jurisdiction in which it is required to be so qualified, and has all partnership powers necessary to own its properties and conduct its business as now conducted. The Sellers have furnished the Buyer true, complete and correct copies of FSN's limited partnership agreement, with all amendments thereto (the "FSN LIMITED PARTNERSHIP AGREEMENT"). FSN's sole general partner, FSN Inc. has all requisite corporate power and authority to fulfill its duties as the sole general partner of FSN in accordance with the FSN Limited Partnership Agreement. SCHEDULE 5.1(B) sets forth the name and ownership interest of each partner of FSN and of each person who has a right to acquire any interest in FSN.

    (c) None of the Sellers has any direct or indirect Subsidiaries, or has made any advances to or investments in, or owns any securities of or other interests in, any Person.

    (d) Each Shareholder has full power to vote his or her shares without obtaining the consent or approval of any Person.

    Section 5.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Each Seller has all requisite corporate (or, in the case of FSN, partnership) power and authority to enter into this Agreement and to carry out its obligations hereunder. Except for FSN, the execution and delivery of this Agreement and the performance of each Seller's obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors and shareholders of such Seller, and no other corporate or shareholder proceedings on the part of such Seller are necessary to authorize such execution, delivery and performance. The execution and delivery of this Agreement and the performance of FSN's obligations hereunder have been duly authorized by all necessary partnership action on behalf of FSN, and by FSN Inc., as sole general partner on behalf of FSN, and no other proceedings on the part of FSN or FSN Inc. are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by each Seller and each Executive Shareholder and constitutes its or his legal, valid and binding obligation, enforceable against it or him in accordance with its terms.

    Section 5.3 NO CONFLICT OR VIOLATION. The execution, delivery and performance by each Seller and each Executive Shareholder of this Agreement (a) does not and will not, as of the Closing Date, violate or conflict with any provision of the Articles of Incorporation or By-laws (or, in the case of FSN, the Certificate of Limited Partnership or the FSN Limited Partnership Agreement) of such Seller, (b) does not and, as of the Closing Date, will not violate any order, judgment or decree of any court, arbitrator or other Governmental Authority or, except as set forth on SCHEDULE 5.19, to the knowledge of each Seller and each Executive Shareholder, any provision of law, (c) as of the date hereof, except as set forth on SCHEDULE 5.3 does not, and as at the Closing Date will not, violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give rise to a right to terminate or modify, any Contract or any other contract, lease, loan agreement, mortgage, security agreement or other agreement or instrument (whether or not the same is in writing) to which any Seller or Shareholder is a party or by which it or any of them is bound or to which any of its or their properties or assets is subject, and (d) will not result in the creation or imposition of any Encumbrance upon any of the Purchased Property or accelerate any indebtedness of any Seller to which the Purchased Property may be bound, or result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits.

    Section 5.4 CONSENTS AND APPROVALS. SCHEDULE 5.4 sets forth a true and complete list of (i) each consent, waiver, authorization or approval of any Governmental Authority, or of any other Person, and (ii) to the knowledge of each Seller and each Executive Shareholder, each declaration to or filing or registration with any such Governmental Authority that is required in connection with the execution and delivery of this Agreement by each Seller or the performance by each Seller of its obligations hereunder.

    Section 5.5  FINANCIAL STATEMENTS AND PROJECTIONS.

    (a) The Sellers have heretofore delivered to the Buyer true and complete copies of the Financial Statements, accompanied in the case of the Audited Financial Statements by reports thereon from the Sellers' independent certified public accountants. The Audited Financial Statements and the Management Prepared Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis, (ii) present fairly the financial condition, results of operation and cash flows of each Business (and, in the case of the Audited Financial Statements presenting combined financial statements, the Businesses taken as a whole) as of their respective dates, (iii) are complete, correct and in accordance with the books of account and records of each Seller, (iv) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by each Seller for federal income tax purposes, and (v) in the case of the Audited Financial Statements, contain all entries recommended by the Sellers' independent certified public accountants. Except as provided in the Audited Financial Statements or the Management Prepared Financial Statements, or as fully disclosed in SCHEDULE 5.5, no Seller has any liabilities or obligations (whether accrued, absolute, contingent, whether due or to become due or otherwise) which might be or become a charge against the Purchased Property, including any "loss contingencies" considered "probable" or "reasonably possible" within the meaning of the Financial Accounting Standard Board's Statement of Financial Accounting Standards No. 5, except trade payables and similar liabilities and obligations incurred in the ordinary and regular course of business since the dates of the Audited Financial Statements and the Management Prepared Financial Statements, respectively. The Audited Financial Statements were audited by Rachlin, Cohen & Holtz. The Projections are reasonable in light of the historical operations and results of the Businesses, represent each Seller's management's good faith best estimate of the future operating performance of such Seller's Business, and were prepared on an accounting basis consistent with historical earnings reports of each Seller as set forth in the Financial Statements.

    (b) The most recent Management Prepared Financial Statements as at the date hereof reflect all adjustments, which consist only of normal accruals, including provision for accrued liabilities, including vacation and sick, medical claims and extended reporting endorsement for each of the Sellers (including all incurred but not reported ("IBNR") amounts).

    Section 5.6  ABSENCE OF CERTAIN CHANGES OR EVENTS.

    (a) Except as set forth in SCHEDULE 5.6(A), since January 1, 1997:

        (1) there has not been any material adverse change in the assets, properties, business, operations, prospects, net income or condition (financial or other) of any Business, no event has occurred and, to the knowledge of each Seller and each Executive Shareholder, no factor or condition exists that would reasonably be likely to result in any such change;

        (2) there has not been any material loss, damage, destruction or other casualty to the Purchased Property (whether or not insured);

        (3) there has been no adverse change in the amount of total assets set forth on the December 31, 1996 Combined Balance Sheet except for reductions attributable to amortization and/or depreciation on a basis consistent with past practice as reflected in the Audited Financial Statements or the Management Prepared Financial Statements;

        (4) there has not been any change in any method of accounting or accounting practice of any Business or any Seller relating to its Business;

        (5) there has not been a loss of the employment, services or benefits of any Consultants or Employees, or of any Network Physicians (A) in excess of 8% of the number of Network Physicians engaged in respect of any single Third Party Payor Agreement, or (B) which would cause any Seller to be in breach of any Third Party Payor Agreement to which it is a party; and

        (6) there has not been any default, breach or termination of, or any notification of any of the foregoing, or any modification or requested modification that would be materially adverse to any Seller, in respect of, any Third Party Payor Agreement or any Contract;

    (b) Since January 1, 1997, each Seller has operated its Business in the ordinary course of its business consistent with past practice (including without limitation by keeping in full force and effect insurance comparable in amount and scope to the coverage maintained by it (or on behalf of it) at such date), and, except as set forth in SCHEDULE 5.6(B) hereto, no Seller has:

        (1) permitted any of the Purchased Property (real or personal, tangible or intangible) to be sold, licensed or subjected to any Encumbrance (other than a Permitted Encumbrance) except in dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practices, canceled any debts or claims, or waived or released any rights material to such Business relating to the operations of such Business, or defaulted on any material obligation relating to the operations of its Business;

        (2) failed to exercise all Best Efforts to maintain and preserve for the Buyer its relationships with customers, suppliers, managers, Employees, Network Physicians, Consultants, parties to Third Party Payor Agreements and actively sought prospective parties to Third Party Payor Agreements

    (including, without limitation PruCare), active patients and others having business relationships with the Business;

        (3) acquired any assets or properties, or entered into any other transaction, other than in the ordinary course of business consistent with past practice and which does not require payment of aggregate amounts exceeding $10,000;

        (4) made or committed to make any capital expenditure other than ordinary repairs or maintenance;

        (5) paid, lent or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its Affiliates;

        (6) issued, granted or sold any capital stock, partnership interests, options, or other right to purchase any equity interests in such Seller, or issued any security convertible into such capital stock, partnership interests or equity interests, or entered into any subscription contract or other arrangements obligating such Seller to issue or sell any of the foregoing, or redeem, purchase or otherwise acquire any such capital stock or equity interests;

        (7) made any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or written down the value of any inventory or written off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practice;

        (8) settled, released or forgiven any claim or litigation or waived any right thereto;

        (9) made, entered into, modified, amended or terminated any Contract, including any Third Party Payor Agreement or bid with respect to any of the Businesses, that could be materially adverse to any Seller;

        (10) deferred the payment of any expense or liability, or prepaid any expense or liability, in anticipation of the consummation of the transactions contemplated hereby;

        (11) accelerated the collection of any accounts receivable or any other amounts owed to it;

        (12) decreased by a material amount the quantity of Equipment and Machinery or Inventory maintained for use in its Business;

        (13) failed to discharge or satisfy any Encumbrance or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise) arising from the operation of its Business in a timely manner, other than liabilities being contested in good faith and for which adequate reserves have been provided, each of which is set forth on SCHEDULE 5.6(B)(13) hereof, and Permitted Encumbrances;

        (14) failed to continue to maintain the Purchased Property in accordance with past practice; or

        (15) entered into any agreement or made any commitment to do any of the foregoing or taken any other action that would cause any of the representations and warranties made by any Seller in this Agreement not to remain true and correct.

    (c) Except as set forth on SCHEDULE 5.6(C):

        (1) from and after July 1, 1997, no Seller has declared, set aside, paid or made any dividend or other distribution or payment (whether in cash, stock, interests, equity or property) with respect to, or purchased or redeemed, any shares of the capital stock or any partnership interests or other equity interests (including profit sharing plans or distributions relating to such Seller's financial results) of such Seller, or otherwise withdrawn any cash from such Seller for the direct or indirect benefit of the holders of any such shares or interests or for any third party, or made or agreed to make any other payments to any Shareholder or any of his or her Affiliates; PROVIDED, HOWEVER, that nothing set forth in this Section 5.6(c)shall prohibit or require disclosure of cash distributions to the extent that after giving effect to such cash distributions the Sellers still have at least $1,000,000 in Unrestricted Cash in the aggregate;

        (2) from and after July 1, 1997, no Seller has entered into any new (or amended any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, independent contractor, severance or consulting agreement, granted any general increase in the compensation of officers or Employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or granted any increase in the compensation payable or to become payable to any Network Physician, Consultant or Employee, except (i) in accordance with pre-existing contractual provisions or consistent with past practice, (ii) increases on an annual basis for the 1997 calendar year up to a maximum amount of five percent in excess of such Person's aggregate compensation for the 1996 calendar year and (iii) in respect of the Executive Shareholders, as permitted in Section 7.2(i) below; and

        (3) from and after July 1, 1997, no Seller has made or agreed to make any payment or incurred or agreed to incur any obligation or liability (whether absolute, accrued, contingent or otherwise) with respect to any Contract except in accordance with the terms of such Seller's Contracts as in effect on June 30, 1997, or in accordance with the terms of Contracts which such Seller has modified or entered into after June 30, 1997 with the prior written consent of the Buyer.

    Section 5.7  TAX MATTERS.

    (a) The Sellers have provided the Buyer a true and complete copy of all Tax Returns filed by each Seller since January 1, 1994.

    (b) Except as set forth in SCHEDULE 5.7(B), all Tax Returns required to be filed before the Closing Date in respect of each Seller have been filed on a timely basis, and each Seller has paid when due, Taxes required to be paid in respect of the periods covered by such Tax Returns and has adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing Date for which tax returns have not yet been filed. All Taxes of each Seller have been paid or adequately provided for, there are not any proposed additional Tax assessments against any Seller not adequately provided for in the June 30, 1997 Combined Balance Sheet. There are no unpaid Taxes which are or could become an Encumbrance on the Purchased Property. No Tax liens have been filed against the Purchased Property of any Seller and there are no audits pending with respect to any Seller with any Governmental Authority. The charges, accruals and reserves with respect to Taxes on the books of each Seller are adequate (as determined in accordance with GAAP). All Taxes that any Seller is or was legally required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.

    (c) To the knowledge of each Seller and each Executive Shareholder, SCHEDULE 5.7(C) sets forth each state and locality with jurisdiction to impose any Tax on the Purchased Property or the Business at any time prior to the Closing Date. Each of the Sellers represent that they have properly and timely filed all Tax Returns required to be filed in such jurisdictions on or before the Closing Date.

    Section 5.8 ABSENCE OF UNDISCLOSED LIABILITIES. None of the Sellers has any indebtedness or liability, absolute or contingent, known or unknown relating to its Business, which is not shown or provided for on the most recent Management Prepared Financial Statements, other than liabilities as shall have been incurred or accrued in the ordinary course of business since the date of such Management Prepared Financial Statements, and which are consistent in amount and type with those incurred during the year ended December 31, 1996. Except as shown in the most recent Management Prepared Financial Statements, none of the Sellers is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person in connection with its Business, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

    Section 5.9  ACCOUNTS RECEIVABLE; BANKING.

    (a) All Accounts Receivable (i) reflected on the June 30, 1997 Combined Balance Sheet or (ii) acquired by each Business after June 30, 1997 have been collected or are (or will be) current and collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with prior practice) carried or to be carried on the books of each Business, are not subject to any counterclaims or set-offs, and have arisen only in the ordinary course of business in accordance with the customary credit policies of each of the Sellers.

    (b) SCHEDULE 5.9(B) contains a complete list of all of each Seller's bank accounts (including name, location, and account number)and all lines of credit owned or used by each Seller, and the names of all persons with authority to withdraw funds from, or execute drafts or checks on, each such account.

    Section 5.10  REAL PROPERTY; LEASES.

    (a) None of the Sellers, the Shareholders or their respective Affiliates owns, directly or indirectly, any real property that is used in its Business except as set forth on SCHEDULE 5.10(A).

    (b) SCHEDULE 5.10(B) sets forth a list of all properties in which any Seller has a leasehold interest and which is used in connection with its Business (each, a "LEASE" and collectively, the "LEASES"; the property covered by such Leases is referred to herein as the "LEASED REAL PROPERTY"). None of the Leased Real Property consists of a Lease of an entire building.

    (c) Except as set forth in SCHEDULE 5.10(C), no Lease has been modified or amended in writing. No party to any Lease has given any Seller written notice of or made a claim with respect to any breach or default.

    (d) Except as set forth in SCHEDULE 5.10(D), none of the Leased Real Property is subject to (i) any sublease, license or other agreement granting to any person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof or (ii) to the knowledge of each Seller and each Executive Shareholder, any restrictive covenant, zoning ordinance, building code, use or occupancy restriction that restricts the use of such Leased Real Property in connection with the Businesses.

    (e) To the knowledge of each Seller and each Executive Shareholder, the plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems for which any Seller is responsible under the Leases in the buildings or improvements are in good working order and condition, and the roof, basement and foundation walls of such buildings and improvements for which such Seller is responsible under the Leases are in good condition and free of leaks and other defects. To the knowledge of each Seller and each Executive Shareholder, all such mechanical and structural systems and such roofs, basement and foundation walls for which others are responsible under said Leases are in good working order and condition and free of leaks and other defects. To each Seller's and each Executive Shareholder's knowledge, there is no asbestos-containing material in any of the buildings or facilities on the Leased Real Property or any polychlorinated biphenyls in any hydraulic oils, transformers, capacitors or other electrical equipment, nor does any Seller or Executive Shareholder operate any underground or aboveground tanks on the Leased Real Property.

    Section 5.11 EQUIPMENT AND MACHINERY. SCHEDULE 5.11 sets forth a complete and correct list and brief description of each item of Equipment and Machinery having an original purchase cost or aggregate lease cost exceeding $2,500. Each Seller has good title, free and clear of all title defects and objections, and Encumbrances (other than the Encumbrance of current property taxes and assessments not yet due and payable, if any), to the Equipment and Machinery owned by it. Except as set forth on SCHEDULE 5.3, each Seller holds good and transferable leaseholds in all of the Equipment and Machinery leased by it, in each case under valid and enforceable leases. No Seller is in default with respect to any item of Equipment and Machinery purported to be leased by it, and no event has occurred that constitutes or with due notice or lapse of time or both may constitute a default under any lease thereof. To the knowledge of each Seller and each Executive Shareholder, the Equipment and Machinery is sufficient and adequate to carry on the Business of each Seller as presently conducted and, to the knowledge of each Seller and each Executive Shareholder, all material items thereof have generally been maintained in satisfactory operating condition and repair, ordinary wear and tear excepted.

    Section 5.12  INTELLECTUAL PROPERTY; INTANGIBLE ASSETS.

    (a) SCHEDULE 5.12(A) sets forth a complete and correct listing of the Intellectual Property. Except as described in SCHEDULE 5.12, all Intellectual Property listed therein is owned by the Sellers, free and clear of all Encumbrances and is in good standing and is not known to be the subject of any challenge. As of the date hereof, except as described in SCHEDULE 5.12(A), there are no unresolved claims made and there has not been communicated to any of the Sellers the threat of any claim that the holder of such Intellectual Property is in violation or infringement of any service mark, patent, trademark, trade name, trademark or trade name registration, copyright, copyright registration or other intellectual property of any other Person. Each Seller is the owner of the Intellectual Property and other proprietary and trade rights necessary for the conduct of its Business as now conducted, and without any known conflict with the rights of others, and no Seller has knowingly forfeited or otherwise relinquished any such Intellectual Property or other proprietary right necessary for the conduct of its Business as conducted on the date hereof. Each Seller owns or has the right to use all computer software, software systems and databases and all other information systems included in the Purchased Property and has the right to transfer title thereto or such rights of the use thereof to the Buyer free and clear of any Encumbrances. All of the Intellectual Property listed on SCHEDULE 5.12(A) are subsisting and have not been abandoned, and all required annuities, renewal fees, maintenance fees, royalty payments, amendments and/or other filings or payments which are necessary to preserve and maintain such Intellectual Property have been filed and/or made.

    (b) SCHEDULE 5.12(B) sets forth a true and complete list of all of the Intangible Assets. There is no restriction affecting the use of any of the Intangible Assets, and no license has been granted with respect thereto. Each of the Intangible Assets is valid and in good standing, is not currently being challenged, is not involved in any pending or, to the knowledge of each Seller and each Executive Shareholder, threatened administrative or judicial proceeding, and, to the knowledge of each Seller and each Executive Shareholder, does not conflict with any rights of any other Person. Each Seller's rights in and to the Intangible Assets are sufficient and adequate in all respects to permit the conduct of its Business as now conducted and none of the products or operations of such Business involves any infringement of any proprietary right of any other Person.

    Section 5.13  LICENSES AND PERMITS.

    (a) SCHEDULE 5.13(A) sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to each Seller with respect to its Business by any Governmental Authority (the "LICENSES AND PERMITS"), and all pending applications therefor. Such list, where applicable, specifies the date issued, granted or applied for, the expiration date and the current status thereof. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. To the knowledge of each Seller and each Executive Shareholder, no license, permit, franchise, authorization or approval by or from any Governmental Authority, other than the Licenses and Permits, is required to permit the continued lawful conduct of the Businesses in the manner now conducted and none of the operations of the Businesses are being conducted in a manner that violates any of the terms or conditions under which any License and Permit was granted. Except as set forth in SCHEDULE 5.13(A), no such License and Permit will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

    (b) To the knowledge of each Seller and Executive Shareholder, no Network Physician ever has (i) had his/her license to practice medicine in any jurisdiction denied, surrendered, limited, suspended, revoked or subject to probationary conditions or is subject to any pending proceedings regarding any of the foregoing, (ii) had his/her Federal or State Drug Enforcement Agency controlled substance authorization denied, revoked, suspended, reduced or not renewed or has been subject to institution of, or is subject to any pending or threatened proceedings regarding any of the foregoing, or (iii) been the subject of administrative sanctions or been suspended from or lost eligibility for participating in Medicare, Medicaid or other medical insurance programs offered by any Governmental Authority or any non-governmental body or is subject to any pending or threatened proceedings regarding any of the foregoing.

    Section 5.14 LITIGATION. Except as set forth in SCHEDULE 5.14, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the knowledge of each Seller and each Executive Shareholder, threatened, before any Governmental Authority, or before any arbitrator or mediator of any nature, domestic or foreign, brought by or against any Seller or any of its officers, directors, employees, agents or Affiliates involving, affecting or relating to its Business, the Purchased Property or the transactions contemplated by this Agreement, nor is any basis known to any Seller or any Executive Shareholder for any such action, suit, proceeding or investigation.
SCHEDULE 5.14 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither any Business nor any Purchased Property is subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority or arbitrator, domestic or foreign, that affects any Businesses or Purchased Property, or that would or might interfere with the transactions contemplated by this Agreement.

    Section 5.15  PROFESSIONAL LIABILITY CLAIMS.

    (a) Except as set forth in SCHEDULE 5.15(A), to the knowledge of each Seller and each Executive Shareholder, in respect of Network Physicians: (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any Governmental Authority or before any arbitrator or mediator of any nature against or involving any professional services performed in connection with or on behalf of any Business, or class of claims or lawsuits involving the same or similar services performed in connection with or on behalf of any Business which, in any such case, is pending or, to the knowledge of the Sellers and the Executive Shareholders, threatened (collectively, "PROFESSIONAL LIABILITY CLAIMS") and (ii) there has not been any Occurrence (as such term is defined below).

    (b) The term "OCCURRENCE" shall mean any accident, happening or event which takes place at any time which is caused or allegedly caused by any such accident, happening or event otherwise involving any professional services performed in connection with or on behalf of any Business that is likely to result in a claim or loss.

    Section 5.16  CONTRACTS.

    (a) SCHEDULE 5.16(A) sets forth a complete and correct list of all Contracts (as in effect on the date hereof), which list of Contracts constitutes all the contracts, agreements, understandings or commitments, whether or not the same are in writing, to which each Seller is a party in connection its Business.

    (b) Each Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect. Each Seller has performed all material obligations required to be performed by it under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the knowledge of each Seller and each Executive Shareholder, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

    (c) Except as set forth in SCHEDULE 5.16(C), with respect to each Contract, each Seller which is a party thereto has complied in all material respects with and expects to comply in all material respects with all material terms thereof, all certifications and representations of such Seller with respect thereto and all statutes and regulations applicable thereto. By way of example, and not by way of limitation, "material obligations" or "material terms" shall include (i) any obligation to comply with rules or regulations imposed by any party to a Third Party Payor Agreement, whether or not such rules or regulations are attached to the relevant Contract, (ii) any obligation to provide most favored pricing terms, (iii) non-competition agreements, (iv) exclusive service requirements, (v) requirements to report information, or to furnish reports,
(vi) confidentiality obligations, (vii) indemnification obligations and obligations to maintain insurance, and (viii) any term in respect of which the failure to observe or comply with would, with due notice or lapse of time or both, constitute a ground for default or termination.

    (d) Each Seller has permitted the Buyer to inspect and review true and complete copies of all of the Contracts to which it is a party (and, in the case of oral agreements, true and complete written summaries of the material terms of such oral agreements), all attachments, schedules, exhibits, annexes, all rules, regulations or other documents referenced in such Contracts, together with and all amendments and addendums thereto (including any and all oral modifications to such agreements and all amendments that do not require the consent of any Seller). Except as set forth in SCHEDULE 5.16(D), each Seller has full legal power and authority to assign its rights under such Contracts to the Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability or continuity of any of such Contracts. All consents, waivers, approvals and authorizations which may be required under the Contracts with respect to the transactions contemplated hereby are listed on SCHEDULE 5.16(D).

    (e) Except as set forth in SCHEDULE 5.16(E), none of the Contracts that any Seller has with its Network Physicians, Consultants or Employees provides or requires that (i) any Person other than the aforementioned personnel and such Seller will be a party to such Contracts (including any party to any Third Party Payor Agreement), and the assignment of each Seller's agreements with such Persons to the Buyer does not require the consent or approval of any party to any Third Party Payor Agreement or any other Person, or (ii) any compensation or payment be made to any such Person (a "CHANGE OF CONTROL PAYMENT") by reason of
(A) the transactions contemplated by this Agreement, including by reason of the sale of all or substantially all of the assets relating to the Businesses or (B) the acquisition by any Person of beneficial ownership of 50% or more of the voting securities of the Buyer or any of its Affiliates or (C) the merger of the Buyer or any of its Affiliates with and into another Person.

    (f) Set forth in SCHEDULE 5.16(F) is a true and correct schedule reflecting the monthly capitation fees required to be paid by each party to a Third Party Payor Agreement to any Seller in accordance with each Third Party Payor Agreement.

    (g) None of the Sellers is required to make any payments to, or to receive lower capitation fees from, any party to any Third Party Payor Agreement in accordance with the foregoing provisions or by reason of any other provision in any Third Party Payor Agreement, and none of the Sellers has any reason to believe that any such payment or reduction in capitation fees will be required under the terms of any Third Party Payor Agreement in the foreseeable future.

    (h) Except as set forth in SCHEDULE 5.16(H), there are no non-competition or exclusive service agreements (i) between any Executive Shareholder, any Seller or their respective Affiliates, and any party to any Third Party Payor Agreement, that would restrict any such Seller, Executive Shareholder or Affiliate in the manner in which it conducts, or could conduct, its Business, or that would restrict the manner in which the Buyer or its Affiliates conducts, or could conduct, its (or their) businesses, including, after the Closing, the Businesses or (ii) between any Seller and any Network Physician, Consultant, Employee or Shareholder, that would restrict any such Person from performing services for the Buyer or its Affiliates. Each Seller has previously furnished the Buyer with true, correct and complete copies of all the agreements (including all amendments thereto) set forth in SCHEDULE 5.16(H).

    (i) Except as set forth on SCHEDULE 5.16(I), since June 30, 1997, no party to any Third Party Payor Agreement has terminated or changed significantly, or to the knowledge of the Sellers and the Executive Shareholders, intends to terminate or change significantly, its relationship with any of the Businesses.

    (j) There has been no material change in the terms of or manner of administering any of the Contracts since June 30, 1997.

    (k) To the knowledge of each Seller and each Executive Shareholder, no current Network Physician, Consultant, or Employee intends to terminate or materially change the terms of his agreements with any of the Sellers relating to its Business.

    Section 5.17 EMPLOYEE PLANS AND BENEFITS; EMPLOYEES AND INDEPENDENT CONTRACTORS.

    (a) Except as set forth on SCHEDULE 5.17(A), neither any Seller nor any member of a "controlled group" (within the meaning of Section 4971(e)(2)(B) of the Code) that includes a Seller (hereinafter referred to as an "ERISA AFFILIATE") is a party to or participates in or has any liability or contingent liability with respect to:

        any "employee welfare benefit plan" or "employee pension plan" (as those terms are respectively defined in ERISA Sections 3(1)and 3(2)) or a Multiemployer Plan (referred to collectively as the "PLANS"); or

        any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan," as defined in Section 3(3) of ERISA (referred to collectively as "COMPENSATION ARRANGEMENTS".

    Complete and accurate copies of any such written Plans and Compensation Arrangements (or related insurance policies), including any amendments thereto, have been furnished to Buyer, along with copies of any employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Any unwritten Employee Plans or Compensation Arrangements also are listed in
SCHEDULE 5.17(A), and complete descriptions thereof have been furnished to Buyer. Except as disclosed in SCHEDULE 5.17(A), neither Seller nor any ERISA Affiliate is a party to and or has in effect or to become effective after the date of this Agreement any plan or arrangement that will become a Plan or Compensation Arrangement.

    (b) Each Plan and Compensation Arrangement has been administered in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable Federal or state laws.

    (c) No Seller has within the last six (6) years, does or is required to contribute to any Multiemployer Plan with respect to the Employees, and neither any or the Sellers nor any ERISA Affiliate of any of them has incurred, within the last six (6) years, or reasonably expect to incur any "withdrawal liability," as defined under Section 4201 et seq. of ERISA.

    (d) Except as described in SCHEDULE 5.17(D), with respect to each Plan and, to the extent applicable, each Compensation Arrangement: (i) each Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of a Plan's letter;
(ii) no condition or event exists or is expected to occur that could subject, directly or indirectly, any assets to any material liability, contingent or otherwise, or the imposition of any lien under the Code or Title IV of ERISA.

    (e) Attached hereto as SCHEDULES 5.17(E)(I), (II) AND (III), respectively, are true and complete lists, as of ten Business Days prior to the date of this Agreement, of (i) all Network Physicians, (ii) all Consultants, and (iii) all Employees. Set forth opposite the name of each Employee is such Employee's employment position title, the base salary, any bonus provisions, any additional compensation arrangements, all other benefits to which such person is entitled. Each Seller, for each of the persons who are, or may be deemed, Employees of such Seller's Business, as listed on SCHEDULE 5.17(E)(III), has either paid or adequately provided for the payment of all accrued benefits such Employees are entitled to receive as of the Closing Date as set forth on
SCHEDULE 5.17(E)(III), including all accrued vacation, sick or personal time and benefits due under any Plans.

    (f) There are no severance pay, stay or retention bonus, continuation pay or termination pay arrangements between any Seller and any officer, director, employee, independent contractor, consultant or Shareholder thereof, that will become Assumed Liabilities. Each Seller has paid on a current basis and will continue to pay on a current basis through the Closing Date all amounts owed to any officer, employee, independent contractor and consultant. Each Seller has previously permitted Buyer to inspect and review true and correct copies of all the agreements described in the foregoing sentence. The Buyer assumes no liability or obligation with respect to, and receives no right or interest in, any of the employment, consulting or independent contractor agreements to which any Seller or Affiliate thereof is or was from time to time a party.

    (g) None of the Sellers or the Executive Shareholders has received notice or has any knowledge (i) of any discrepancy in any application filed with any Seller at any time by such Network Physician or (ii) that any Network Physician (whether or not credentialed by any Seller) has been decredentialed by any party to a Third Party Payor Agreement or otherwise. With respect to each Network Physician, (i) no regulatory authority has asserted any claim against any Seller challenging the characterization of such Network Physician as an independent contractor, and no such assertion is pending, or to each of the Seller's and Executive Shareholder's knowledge, threatened, and (ii) no liability exists or is pending or, to each of the Seller's and Executive Shareholder's knowledge, threatened, which results from characterization of any Network Physician as an independent contractor.

    (h) The Sellers have permitted Buyer to inspect and review true, complete and correct copies of their forms of independent contractor or employment agreements used with respect to each of the Network Physicians.

    Section 5.18  INSURANCE.

    (a) SCHEDULE 5.18(A) lists (i) the fidelity bonds, (ii) the aggregate coverage amount, (iii) the type and generally applicable deductibles, (iv) a brief description of each claim of more than $10,000, and (v) the aggregate amounts paid out under each such policy during the period from January 1, 1995 to the date hereof, of or relating to all policies of general and professional liability and other forms of insurance of each Seller insuring each Business, Consultants and all Employees of the Sellers, the Purchased Property, and all insurance required under the Contracts or the Leases. Each Seller has furnished a true, complete and accurate copy of all such policies and bonds to the Buyer. Except as set forth in SCHEDULE 5.18(A), all such policies and bonds are in full force and effect, and are sufficient for all Contracts and, to the knowledge of the Sellers and the Executive Shareholders, all applicable requirements of law. None of the Sellers is in material default under any provisions of any such policy of insurance or has received notice of cancellation of any such insurance. None of the Sellers has received (i) any notice that any issuer of any such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, (ii) any other indication that such policies are no longer in full force and effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder. There is no claim by any Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or any notice that a defense will be afforded with reservation of rights. Since December 31, 1996, except as set forth in SCHEDULE 5.18(A), none of the Sellers or the Executive Shareholders has received any written notice from or on behalf of any insurance carrier issuing such policies, that there will hereafter be a cancellation, or an increase in a deductible or non-renewal of existing policies. All premiums due on such policies have been paid, and the aggregate amount of all claims under such policies do not exceed policy limits. Each Seller has given notice to the insurers of all claims that may be insured thereunder. The insurance maintained by each Seller in connection with its Business is adequate in accordance with the requirements of any applicable Leases. After the Closing each Seller will provide the Buyer with all reasonable assistance and information necessary to enable the Buyer to obtain and maintain insurance coverage for the Businesses and the Purchased Property.

    (b) Except as set forth on SCHEDULE 5.18(B), none of the Sellers is obligated, pursuant to any of the Contracts or otherwise, to maintain insurance for the benefit of any Person (including any Network Physician or customer), or to name any Person (including any Network Physician or customer) as an additional insured party.

    Section 5.19  COMPLIANCE WITH LAW.

    (a) Except as set forth on SCHEDULE 5.19, and except with respect to Environmental Laws which are referred to in Section 5.19(f), the operations of each Business have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other Governmental Authorities having jurisdiction over any Seller or its Network Physicians, Consultants, Employees, assets, properties and operations, including all such laws, regulations, orders and requirements promulgated by or relating to consumer protection, equal opportunity, health, architectural barriers to the handicapped, fire, zoning and building and occupation safety, and, to the knowledge of each Seller and each Executive Shareholder, there are no circumstances arising out of the operation of any Business prior to the Closing that will give rise to any claim against the Buyer under any such laws if the Closing occurs, except where the failure to comply would not have material adverse effect on the Purchased Property, operations, prospects, net income or condition (financial or other) of such Business. None of the Sellers, Executive Shareholders or their respective Affiliates has received notice of any violation of any such law, regulation, order or other legal requirement or, to the best knowledge of each Seller and each Executive Shareholder, are in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Authority or arbitrator, domestic or foreign, applicable to any Business or any of the assets, properties or operations with respect thereto.

    (b) None of the Sellers, the Shareholders, or persons or entities providing professional services for any Business, and, to the knowledge of the Sellers and the Executive Shareholders, the Network Physicians, have engaged in any activities which are prohibited under Section 1320a-7b to Title 42 of the United States Code or the regulations promulgated thereunder, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct including, but not limited to, the following: (i) knowingly and willfully making or causing to be made any false statement or representation of a fact in any application for any benefit or payment; (ii) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to secure fraudulently such benefit or payment; (iii) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to receive such remuneration (A) in return for referring an individual to a person or accepting a referral of an individual from a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by the Medicare or Medicaid programs, or (B) in return for purchasing, leasing or ordering or arranging for, or recommending any good, facility, service or item for which payment may be made in whole or in part by the Medicare or Medicaid programs or (iv) knowingly and willfully making or causing to be made, agreeing to be made, or aware that there is any agreement to make, any political contribution or any contributions, payments or gifts of their respective funds or property to or for the private use of any employee, official or agent of any Governmental Authority, in circumstances in which the payment or the purpose of such contribution, payment or gift relates to any Business and is illegal under the laws of any Governmental Authority. Furthermore, each Seller has at all times billed for professional services in accordance with 42 U.S.C. Section 1395nn and the regulations promulgated thereunder, and has not been engaged in any conduct violation of 42 U.S.C. Section 1395nn or the regulations thereunder, including, without limitation, billing for or receiving payment for a service which arose out of a refund prohibited by that Section.

    (c) All bills submitted by or on behalf of each Seller, its Consultants, Employees or Executive Shareholders, and, to the knowledge of each Seller and Executive Shareholder, its Network Physicians, to Medicare or Medicaid have been submitted in compliance with all laws, regulations and manual instructions pertaining to billing for services rendered to recipients and beneficiaries of the Medicaid and Medicare programs.

    (d) Each Seller and each Executive Shareholder has at all times complied with the requirements of all state laws relating to self referrals, including, without limitation, the 1992 Florida Patient Self Referral Act, as amended, and codified at Sections 455.236 and 455.237, Florida Statutes, which prohibits physicians who have an ownership or investment interest in certain health care facilities from referring patients to such facilities for the provisions of designated and other health services. Furthermore, each Seller and each Executive Shareholder has filed all reports required to be filed by state and federal law regarding compensation arrangements and financial relationships between a physician and an entity to which the physician refers patients.

    (e) Each Seller is in compliance with all federal, state and local laws, rules and regulations relating to the employment authorization of its employees and independent contractors (including the Immigration Reform and Control Act of 1986, as amended and supplemented, and Sections 212(n) and 274A of the Immigration and Nationality Act, as amended and supplemented, and all implementing regulations relating thereto), and no Seller is employing or engaging as an independent contractor any unauthorized aliens (as such term is defined under 8 CFR Section274a.1(a)(1994)). No Seller or Executive Shareholder is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, between such individual and any other Person that in any way adversely affects the performance of his duties or the ability of any Seller to conduct its Business.

    (f) To the knowledge of the Sellers, the operations of each Business have been conducted in accordance with all applicable Environmental Laws except where the failure to comply would not have a material adverse effect on the Purchased Property, operations, prospects, net income or condition (financial or other) of such Business. None of the Sellers or Executive Shareholders has received notice from any Governmental Authority with respect to, nor do they have any knowledge of, any material violation by any Seller of any law, regulation or ordinance of any federal, state or local government relating to the storage, disposal or release of Hazardous Materials. For purposes of this Section 5.19(f), the term "Hazardous Materials" means any flammable materials, explosives, radioactive materials, hazardous wastes, hazardous or toxic substances, infectious wastes, medical wastes or related or similar materials.

    Section 5.20 CHANGE IN OWNERSHIP. Neither the purchase of the Purchased Property by the Buyer nor the consummation of the transactions contemplated by this Agreement will result in any material adverse change in the Businesses or in the loss of the benefits of any material relationship with any party to any Third Party Payor Agreement or any other customer or supplier.

    Section 5.21 FILES AND RECORDS. All the Files and Records included in the Purchased Property are true and complete in all material respects, are maintained in accordance with good business practice and all laws and regulations of any Governmental Authority applicable to the business, and accurately present and reflect in all material respects all of the transactions therein described.

    Section 5.22 RELATED PARTY TRANSACTIONS. SCHEDULE 5.22 hereto sets forth, in respect of the Businesses, (i) all management, computer, telephone or other services, and all space, facilities and services, provided by any Seller or its Affiliates to any other Seller or its Affiliates at any time since January 1, 1994 that could or will result in aggregate payments by any Seller of $2,500 or more, and (ii) all other Contracts and transactions between any Seller or its Affiliates and any other Seller or its Affiliates currently in effect or which were in effect or occurred since January 1, 1994 that resulted in or will result in aggregate payments by any Seller of $2,500 or more.

    Section 5.23 SUFFICIENCY OF AND TITLE TO ASSETS. Upon the consummation of the transactions contemplated by this Agreement, the Sellers will have assigned, transferred and conveyed to the Buyer all of the Purchased Property free and clear of any Encumbrances, except for Permitted Encumbrances, which Purchased Property (a) constitutes all of the properties and assets now held or employed by the Sellers or any of their Affiliates that are attributable to the Businesses, (b) constitutes and on the Closing Date will constitute, all of the property and assets that are necessary to permit the operation of the Businesses as historically and currently conducted, (c) is suitable for the purposes for which it is currently used, and (d) is to be conveyed hereunder in good operating condition and repair, subject to reasonable use, wear and tear. No assets used in the Businesses are owned by any party other than one of the Sellers except for property that is the subject of the Contracts.

    Section 5.24 ACCURACY OF INFORMATION. None of the Sellers' or Executive Shareholders' representations, warranties or statements contained in this Agreement, or in the schedules, exhibits and other attachments hereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in light of the circumstances under which they were made not misleading.

    Section 5.25 BROKERS. Except for Mr. Jeffrey Binder of JeMJ Financial Services, Inc. and for Mr. Joseph Farrell, the fees and expenses of which shall be the sole responsibility of the Sellers and the Executive Shareholders, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller. The Sellers and the Executive Shareholders, jointly and severally, agree to indemnify and hold harmless the Buyer against any fee, loss or expense arising out of any claim by any broker of finder employed or alleged to have been employed by any of them.

    Section 5.26 DISCLOSURE. Each of the Shareholders has been furnished with a copy of this Agreement and has been given sufficient opportunity to ask questions and receive answers from the Sellers and the Executive Shareholders as to all financial terms and all other material terms of this Agreement.

    Section 5.27 SURVIVAL. Each of the representations and warranties set forth in this Article 5 shall survive the Closing, notwithstanding any investigation on the part of the Buyer, for a period terminating on the second anniversary of the Closing Date; PROVIDED, HOWEVER, that the representations and warranties contained in Sections 5.1, 5.2, 5.7, 5.14, 5.15, 5.17 and 5.19 shall survive until the fourth anniversary of the Closing Date.

    SECTION 6.  REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT.

    The Buyer and Parent hereby, jointly and severally represent and warrant to, and covenant with, the Sellers as follows:

    Section 6.1 CORPORATE ORGANIZATION. Each of the Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and the State of Delaware, respectively, is duly qualified as a foreign corporation in each jurisdiction in which it is required to be so qualified, and each has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. The Buyer is a wholly owned subsidiary of Parent. Each of Parent and the Buyer has furnished to the Sellers true, complete and correct copies of its Articles or Certificate of Incorporation and By-laws, with all amendments thereto.

    Section 6.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Each of the Buyer and Parent has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the respective obligations of the Buyer and Parent hereunder have been duly authorized by all necessary corporate action by the Buyer and Parent, respectively, and no other corporate or shareholder proceedings on the part of the Buyer or Parent are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by each of the Buyer and Parent, respectively, and constitutes the legal, valid and binding obligation of the Buyer and Parent, enforceable against each in accordance with its terms.

    Section 6.3 NO CONFLICT OR VIOLATION. Except as set forth on SCHEDULE 6.3, the execution, delivery and performance by the Buyer and Parent of this Agreement do not and will not violate or conflict with any provision of the Articles or Certificate of Incorporation or By-Laws of the Buyer or Parent, respectively, and do not and will not violate any provision of law, or any order, judgment or decree of any Governmental Authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give rise to a right to terminate or modify, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyer or Parent is a party or by which it is bound or to which any of its properties or assets is subject.

    Section 6.4 CONSENTS AND APPROVALS. Except as disclosed on SCHEDULE 6.4, the execution, delivery and performance of this Agreement on behalf of the Buyer and Parent does not require the consent or approval of, or filing with, any Governmental Authority or other entity or person except such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer or Parent to consummate the transactions contemplated hereby.

    Section 6.5 LITIGATION. There are no claims, actions, suits, proceedings, labor disputes or investigations pending, or to the knowledge of the Buyer or Parent, threatened, before any Governmental Authority, or before any arbitrator or mediator of any nature, domestic or foreign, brought by or against the Buyer or Parent or any of their respective officers, directors, employees, agents or Affiliates, involving, affecting or relating to the transactions contemplated by this Agreement or which would prohibit the Buyer or Parent from consummating the transactions contemplated by this Agreement nor is any basis known to the Buyer or Parent for any such action, suit, proceeding or investigation.

    Section 6.6 FINANCING. As of the date hereof, neither the Buyer nor Parent has any reason to believe that the Buyer will not be able to obtain the financing necessary for it to consummate the transactions contemplated by this Agreement.

    Section 6.7 BROKERS. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Buyer. The Buyer and the Parent, jointly and severally, agree to indemnify and hold harmless the Sellers and the Shareholders against any fee, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by Buyer or Parent.

    Section 6.8 ACCURACY OF REPRESENTATIONS AND WARRANTIES. None of the Buyer's or Parent's representations, warranties or statements contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any such representations or warranties not misleading or includes any untrue statement of a material fact or omits to state any material fact necessary in order to make such statements, in the light of the circumstances under which they were made, not misleading.

    Section 6.9 SURVIVAL. Each of the representations and warranties set forth in this Article 6 shall survive the Closing, notwithstanding any investigation on the part of the Sellers or the Executive Shareholders, for a period terminating on the second anniversary of the Closing Date; PROVIDED, HOWEVER, that the representation and warranty contained in Sections 6.1, 6.2 and 6.5 shall survive until the fourth anniversary of the Closing Date.

    SECTION 7.  COVENANTS.

    Each Seller and each of the Executive Shareholders, jointly and severally, and, to the extent expressly specified, the Buyer and Parent, covenants as follows:

    Section 7.1  INFORMATION AND CERTAIN TAX MATTERS.

    (a) Each Seller will give to the Buyer and to its officers, employees, accountants, counsel and other representatives reasonable access during its normal business hours throughout the period prior to the Closing to all of such Seller's properties, Files and Records, Licenses and Permits, Contracts, Tax Returns, and other Purchased Property relating to the Businesses (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation). Such access by the Buyer will be coordinated through one of the Executive Shareholders, as representatives of the Sellers.

    (b) After the Closing Date, the Sellers and the Buyer will provide to each other and to their respective officers, employees, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation), access for inspection and copying, of all Files and Records, Licenses and Permits, Contracts and any other information existing as of the Closing Date and relating to the Businesses or the Purchased Property, and will make their respective personnel reasonably available to provide information relating to the Businesses or the Purchased Property prior to the Closing Date, and as otherwise may be necessary or desirable to enable the party requesting such assistance to: (i) comply with reporting, filing or other requirements imposed by any foreign, local, state or federal court, agency or regulatory body; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. The party requesting such information or assistance shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 7.1(b) shall be during normal business hours and upon not less than two Business Days' prior written request and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein. For a period of seven years after the Closing Date, the Buyer shall keep and preserve all medical and other records of the Sellers in its possession which are existing as of the Closing Date and which are required to be kept and preserved (i) by any applicable federal or state law or regulation or (ii) in connection with any claim or controversy still pending involving any of the Sellers.

    (c) The Buyer, Parent, the Sellers and the Executive Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax audit, litigation or other Tax proceeding relating to the Businesses or the Purchased Property. Such cooperation shall include the retention and, upon the other party's request, the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any records and information provided hereunder. The Buyer, Parent, the Sellers and the Executive Shareholders further agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Businesses as is reasonably necessary to the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any inquiry relating to Tax matters by any Governmental Authority.

    (d) Without limiting the generality of the foregoing, each Seller agrees (i) to provide both before and after the Closing Date financial information reasonably requested by the Buyer from time to time in connection with the preparation by the Buyer of financial statements relating to the Businesses and
(ii) to
use its Best Efforts to cause Sellers' independent accountants to provide any such information (including copies of all workpapers) reasonably promptly upon the request of the Buyer. The Buyer will use such information for its normal business purposes only, including, without limitation, preparation of financial information required to be included in reports filed with the Securities Exchange Commission and each Seller will use its Best Efforts to provide or cause to be provided to the Buyer such information in a timely fashion.

    (e) The Sellers agree to retain possession of all accounting, business, financial and Tax records and information (i) relating to the Businesses in existence on the Closing Date transferred to the Buyer hereunder and (ii) coming into existence after the Closing Date which relate to the Businesses before the Closing Date, for the period not less than seven years from the Closing Date. In addition, from and after the Closing Date, the Sellers agree that they will not unreasonably withhold access by the Buyer and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours and with reasonable charge), to such personnel, books, records, documents and any or all other information relating to the Businesses as the Buyer may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and/or defend any such return, filing, audit, protest, claim, suit, inquiry or other proceeding or for other legitimate business purposes. Such access shall include, without limitation, access to any computerized information retrieval systems relating to the Businesses.

    Section 7.2  CONDUCT OF THE BUSINESSES.

    From and after the date of this Agreement and until the Closing Date, except as set forth on SCHEDULE 7.2 or as otherwise contemplated by this Agreement or as the Buyer shall otherwise consent to in writing, each Seller will, with respect to its Business, and each Executive Shareholder will cause each Seller in which he or his Affiliates have any direct or indirect ownership interest to:

    (a) carry on its Business in the ordinary course in a manner consistent with past practice, including without limitation by keeping in full force and effect insurance comparable in amount and scope to the coverage maintained by it (or on behalf of it) on the date hereof, not cancel any debts or claims, or waive or release any rights material to such Business relating to the operations of such Business, or default on any material obligation relating to the operations of its Business;

    (b) not permit all or any of the Purchased Property (real or personal, tangible or intangible) to be sold, licensed or subjected to any Encumbrance (other than a Permitted Encumbrance) except in dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practices;

    (c) exercise all Best Efforts to maintain and preserve for the Buyer its relationships with customers, suppliers, managers, Employees, Network Physicians, Consultants, parties to Third Party Payor Agreements and actively sought prospective parties to Third Party Payor Agreements (including, without limitation PruCare) and others having business relationships with the Business;

    (d) not acquire any assets or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practice and which does not require payment of aggregate amounts exceeding $10,000;

    (e) not enter into any new (or amend any existing) Plan, including, any employee benefit plan, program or arrangement or any new (or amend any existing) employment, independent contractor, severance or consulting agreement, grant any general increase in the compensation of officers or Employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any Network Physician, Consultant or Employee, except (i) in accordance with pre-existing contractual provisions or consistent with past practice, (ii) increases on an annual basis for the 1997 calendar year up to a maximum amount of five percent in excess of such Person's aggregate compensation for the 1996 calendar year and (iii) in respect of the Executive Shareholders, as permitted in Section 7.2(i)(B) below;

    (f) not issue, grant or sell any capital stock, partnership interests, options, or other right to purchase any equity interests in such Seller, or issue any security convertible into such capital stock, partnership interests or equity interests, or enter into any subscription contract or other arrangements obligating such Seller to issue or sell any of the foregoing, or redeem, purchase or otherwise acquire any such capital stock or equity interests;

    (g) not make or commit to make any capital expenditure except as expressly contemplated by the Information Technologies Budget, other than ordinary repairs or maintenance;

    (h) not pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates;

    (i) not declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock, interests, equity or property) with respect to, or purchase or redeem, any shares of the capital stock or any partnership interests or other equity interests (including profit sharing plans or distributions relating to such Seller's financial results) of such Seller, or otherwise withdraw any cash from such Seller for the direct or indirect benefit of the holders of any such shares or interests or for any third party, or make or agree to make any other payments to any Shareholder or any of his or her Affiliates; PROVIDED, HOWEVER, that nothing set forth in this Section 7.2(i) shall prohibit cash distributions to the extent that after giving effect to such cash distributions the Sellers still have at least $1,000,000 in Unrestricted Cash in the aggregate;

    (j) not make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write down the value of any inventory or write off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practice;

    (k) not settle, release or forgive any claim or litigation or waive any right thereto;

    (l) not make, enter into, modify, amend or terminate any Contract, including any Third Party Payor Agreement or bid with respect to any of the Businesses;

    (m) not defer the payment of any expense or liability, or prepay any expense or liability, in anticipation of the consummation of the transactions contemplated hereby;

    (n) not accelerate the collection of any accounts receivable or any other amounts owed to it;

    (o) not decrease by a material amount the quantity of Equipment and Machinery or Inventory maintained for use in its Business;

    (p) discharge or satisfy all Encumbrances and pay or satisfy all obligations or liabilities (whether absolute, accrued, contingent or otherwise) arising from the operation of its Business in a timely manner, other than liabilities being contested in good faith and for which adequate reserves have been provided, each of which is set forth on SCHEDULE 5.6(B)(13) hereof, and Permitted Encumbrances;

    (q) continue to maintain the Purchased Property in accordance with present practice; and

    (r) not enter into any agreement or make any commitment not in compliance with any of the foregoing and not take any other action that would cause any of the representations and warranties made by any Seller in this Agreement not to remain true and correct.

    Section 7.3  TAX REPORTING AND ALLOCATION OF CONSIDERATION.

    (a) Each of the Sellers and the Buyer acknowledge and agree that (i) the Sellers will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by any Seller to any Transferred Employee (and, if applicable, any Transferred Consultant) in connection with operating the Businesses prior to or on the Closing Date and (ii) the Buyer will be responsible for and will perform all Tax withholding payment and reporting duties with respect to any wages and other compensation paid by Buyer to any employee or independent contractor in connection with operating the Businesses after the Closing Date.

    (b) The Buyer and each of the Sellers recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the "ASSET ACQUISITION STATEMENT") with each of their respective federal income Tax Returns. The Buyer and each of the Sellers acknowledge that they will allocate the Purchase Price and the Assumed Liabilities among the Purchased Property in the manner set forth on SCHEDULE 7.3(B) (such agreed allocation hereinafter referred to as the "ALLOCATION"). The Buyer and each of the Sellers further agree to act in accordance with the Allocation, if any, in any Tax Returns or similar filings. In the event that any Tax authority disputes the Allocation, if any, the Sellers or the Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute and shall provide reasonable cooperation with the goal of resolving such dispute.

    Section 7.4 SUPPLEMENTAL SCHEDULES. The Sellers and the Executive Shareholders shall, from time to time prior to the Closing (but no later than three Business Days prior to the Closing), by notice in accordance with this Agreement, supplement or amend any Schedule to correct any matter which would constitute a breach of any representation or warranty herein contained. No such supplemental or amended Schedule shall be deemed to cure any breach of such representation or warranty for purposes of conditions to Closing or termination, or for any other purpose, and the Buyer shall continue to have all of its rights and remedies hereunder.

    Section 7.5  TRANSFERRED PERSONS.

    (a) The Buyer, in its sole discretion, may offer employment or engagement, as the case may be, to as many Consultants and Employees whose Contracts are not being assumed by the Buyer as is consistent with, and subject to, the Buyer's requirements and employment policies. Notwithstanding anything to the contrary in the previous sentence, within five Business Days prior to the Closing, the Buyer shall offer employment to the Employees listed on SCHEDULE 7.5(A), such terms of employment to be no more advantageous to such Employees than the terms on which such Employees are currently employed as set forth on SCHEDULE 5.17(E)(III) opposite their respective names (an "ENGAGEMENT NOTICE"), PROVIDED, HOWEVER, that nothing herein requires the Buyer to employ any such Employees for any period of time after the Closing Date except that (i) the Buyer agrees not to terminate the employment of any such Employees without the prior consent of the Executive Shareholders, which consent will not be unreasonably withheld or delayed, for a period ending 90 days after the Closing Date, and (ii) the Buyer agrees to offer to employ each of Judith Margulies and Greta Gottlieb at her respective current salary and not to terminate the employment of either one without the prior consent of the Executive Shareholders, which consent will not be unreasonably withheld or delayed, for a period ending one year after the Closing Date. All Employees hired by Buyer shall be referred to as "TRANSFERRED EMPLOYEES" and all Consultants engaged by Buyer, including Consultants relating to Contracts assumed by Buyer, shall be referred to as "TRANSFERRED CONSULTANTS." Promptly following the delivery by the Buyer of the list of Transferred Consultants and Transferred Employees, each Seller will make appropriate arrangements with each of its Consultants, and Employees being so transferred, in order to terminate any existing agreements which are not being assigned to the Buyer, including any non-competition restrictions that may be contained in related agreements, or, if requested by the Buyer, provide for the assignment of such employment, consulting or independent contractor agreements to the Buyer at the Closing to the extent such contracts or agreements constitute Contracts.

    (b) All Transferred Employees (but not Network Physicians or Transferred Consultants) shall participate in the employee benefit plans, programs, policies and arrangements of the Buyer in accordance with the terms thereof generally applicable to employees of the Buyer. Except to the extent expressly provided for in Section 7.5(a), nothing herein requires the Buyer to employ any Transferred Employee or to engage any Network Physicians, or Transferred Consultants for any period of time after the Closing Date.

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
    (c) Except as otherwise expressly provided in Section 2.4, neither the Buyer nor its Affiliates shall assume or have any direct or indirect obligation or liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due or otherwise, to any Network Physician, Transferred Consultant or Transferred Employee or other present or former employee of or independent contractor with any of the Sellers or its Affiliates, or to any dependent, survivor or beneficiary thereof, arising out of or in relation to such person's employment or engagement with any of the Sellers or its Affiliates or the termination of such employment, nor shall the Buyer or its Affiliates have any such liability to any such Person to make any Change of Control Payments.

    (d) Sellers shall assume full responsibility and liability for offering and providing "continuation coverage" to any "qualified beneficiary" who is covered by a "group health plan" sponsored or contributed to by any Seller and who has experienced a "qualifying event" or is receiving "continuation coverage" on or prior to the Closing. "Continuation coverage," "qualified beneficiary," "qualifying event" and "group health plan" all shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA. Sellers, jointly and severally, shall hold Buyer and any entity required to be combined with Buyer (within the meaning of Sections 414(b), (c), (m) or (i) of the Code) harmless from and fully indemnify them against any costs, expenses, losses, damages and liabilities incurred or suffered by them directly or indirectly, including, but not limited to, reasonable attorneys' fees and expenses, which relate to continuation coverage and arise as a result of any action or omission by Seller or because Buyer is deemed to be a successor employer to any Seller.

    Section 7.6 CONSENTS AND APPROVALS. The Sellers and the Executive Shareholders (a) shall, at their own cost and expense, use their Best Efforts to obtain all necessary consents, waivers, authorizations, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement, and (b) shall diligently assist and cooperate with the Buyer in preparing and filing all documents required to be submitted by the Buyer to any Governmental Authority in connection with such transactions and in obtaining any consents, waivers, authorizations or approvals from any Governmental Authority which may be required to be obtained by the Buyer in connection with such transactions (which assistance and cooperation shall include timely furnishing to the Buyer all information concerning the Sellers, the Executive Shareholders and their respective Affiliates that counsel to the Buyer reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

    Section 7.7 NEGOTIATIONS. From and after the date hereof through and until the earlier to occur of Closing or termination of this Agreement, neither the Sellers, nor their respective officers, directors, Employees or Shareholders nor anyone acting on behalf of the Sellers or any of the foregoing persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group (other than the Buyer or its representatives) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving any Seller or any of the Businesses or any other transaction inconsistent with the transactions contemplated hereby. The Sellers and the Executive Shareholders shall promptly communicate to the Buyer any inquiries or communications concerning any such transaction which they may receive or of which they may become aware prior to the termination of this Agreement.

    Section 7.8 FURTHER ASSURANCES. Upon the reasonable request of the Buyer at any time after the Closing Date, each Seller shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the Buyer or its counsel may request to perfect title of the Buyer and its successors and assigns to the Purchased Property or otherwise to effectuate the purposes of this Agreement.

    Section 7.9  COVENANT NOT TO COMPETE.

    (a) The Sellers and the Executive Shareholders agree for themselves and their respective Affiliates that, for a period commencing on the Closing Date hereof and ending on the fifth anniversary of the

Closing Date, without the written consent of the Buyer, they shall not, jointly or severally, provide or have any interest in any Person that provides or is engaged in, whether as an owner, employee, officer, director, shareholder, partner, contractor, consultant, agent, joint venturer, or advisor, (i) subspecialty capitated or discounted fee for service networks, or related administrative or management services, to any Person providing, directly or indirectly, health care services or (ii) the business presently engaged in, or engaged in at such time by any Seller, any Executive Shareholder, the Buyer, or any of their respective Affiliates, in either case in the United States of America, its territories and possessions.

    (b) The Sellers and the Executive Shareholders acknowledge and agree that the restrictions set forth in Section 7.9(a), including the territory set forth therein, are reasonable and necessary to protect the legitimate business interests of the Buyer including the goodwill of the Sellers, the Executive Shareholders, and their respective Affiliates being purchased by the Buyer pursuant to this Agreement and the substantial relationships (as reflected, in part, in the Contracts) with payors and other medical providers and patients that are being transferred to the Buyer as contemplated by this Agreement.

    (c) The Sellers and the Executive Shareholders agree that a monetary remedy for a breach of the agreement set forth in Section 7.9(a) hereof will be inadequate and impracticable and further agree that such a breach would cause the Buyer irreparable harm, and that the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, the Sellers and the Executive Shareholders agree that, in addition to all other remedies available at law or in equity, the Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

    (d) If any provision of this Section 7.9 is invalid, void or unenforceable in part, it shall be curtailed, both as to time and location, to the minimum extent required for its validity under applicable laws and shall be binding and enforceable with respect to each Seller and each Shareholder as so curtailed.

    (e) The foregoing five-year period shall be tolled for any period(s) of violation or period(s) of time required for litigation to enforce the covenants herein.

    Section 7.10 NON-SOLICITATION OF EMPLOYEES. The Sellers and the Executive Shareholders agree for themselves and their respective Affiliates, for a period commencing on the Closing Date hereof and ending on the fifth anniversary of the Closing Date, not to make, offer, solicit or induce to enter into, any written or oral arrangement, agreement or understanding regarding employment or retention as a consultant or independent contractor with any person who (i) was, on the date hereof, a Network Physician, Consultant, or an Employee of any Seller and employed or engaged in any Business, or (ii) is at the time of such solicitation, or who was at any time during the six-month period prior to such solicitation, an employee or consultant or independent contractor of Buyer or an Affiliate of Buyer, without the written consent of the Buyer.

    Section 7.11 ASSIGNMENT OF CONTRACTS AND WARRANTIES. Each Seller assigns to the Buyer effective from and after the Closing all right, title and interest of each Seller and its Affiliates in, to and under the Contracts. Notwithstanding the foregoing, no Contract shall be assigned contrary to law or the terms of such Contract and, with respect to Contracts that cannot be assigned to the Buyer, the performance obligations of the applicable Seller thereunder shall, unless not permitted by such Contract, be deemed to be subleased or subcontracted to the Buyer until such Contract has been assigned. The Buyer shall reasonably assist each Seller in obtaining any necessary approvals to such subleases and subcontracts. The Buyer shall take all necessary actions to perform and complete all Contracts in accordance with their terms if neither assignment, subleasing nor subcontracting is permitted by the other party, and each Seller shall pay over to the Buyer any amounts received by such Seller after the Closing Date as a result of performance by the Buyer of such Contracts; PROVIDED; HOWEVER, to the extent any such Contract is a Key Contract, nothing set forth herein shall require the Buyer to assume any obligation of any of the Sellers under such Key Contract until the consent to assignment with respect thereto has been obtained unless the

Buyer shall have waived the requirement that such consent be obtained as a condition to Closing as contemplated in Section 8.7 hereof.

    Section 7.12  NOTICE OF BREACH.

    (a) The Sellers and the Executive Shareholders shall promptly give the Buyer and Parent notice with particularity upon having knowledge of any matter that may constitute a breach of any of their respective representations, warranties, agreements or covenants contained in this Agreement.

    (b) Each of the Buyer and Parent shall promptly give the Sellers and the Executive Shareholders written notice with particularity upon having knowledge of any matter that may constitute a breach of any of their respective representations, warranties, agreements or covenants contained in this Agreement.

    Section 7.13 BULK SALES COMPLIANCE. The Sellers and the Executive Shareholders shall take all action necessary such that all transactions contemplated by this Agreement comply in all material respects with any "Bulk Transfer" provisions of the Uniform Commercial Code which may be in effect in each applicable jurisdiction.

    Section 7.14 CONDUCT OF THE BUSINESSES AFTER CLOSING. Each of Parent, the Buyer, the Sellers and the Executive Shareholders covenant and agree that the business of the Buyer shall be conducted in accordance with the provisions of this Section 7.14 from and after the Closing Date through and including the third anniversary of the Closing Date:

    (a) Parent, the Buyer and the Executive Shareholders acknowledge that it is their intent to exercise their Best Efforts to facilitate the growth and profitability of the Subject Business; provided, however, that nothing set forth in this Agreement shall require the Parent or any Affiliate of the Parent to refer any business to or to otherwise conduct any business through the Buyer. Parent is not prohibited from acquiring or merging with other entities engaged in the Subject Business, or from being acquired by or merged with those who are, but in the event the Buyer is sold or otherwise ceases to be an Affiliate of the Parent, the Parent will seek to obtain contractual protection from the acquiring entity or entities to agree not to interfere with the existing business of the Buyer or with the Buyer's existing contractual relationships.

    (b) Notwithstanding anything to the contrary in this Section 7.14, the prior approval of the Board of Directors of the Buyer shall be required for any Third Party Payor Agreements to which the Buyer or any of its subsidiaries is a party and which involves aggregate payments or liabilities in excess of $100,000. Parent shall use its Best Efforts to cause the directors designated by it to vote in favor of any such contract unless Parent determines in good faith that the operations, prospects, net income or condition (financial or other) of Parent or any Affiliate of Parent would be adversely affected by entering into or performing the contract.

    (c) Without the consent of the Executive Shareholders, Buyer shall not sell, merge, transfer, consolidate or otherwise dispose of any material part of the Businesses to any other party, other than as a whole entity or entities; PROVIDED, HOWEVER, that nothing set forth in this Section 7.14 shall prohibit or restrict Buyer from making any distributions of any kind to the Parent.

    Section 7.15 MEETINGS OF THE BOARD OF DIRECTORS OF BUYER. From and after the Closing Date through and including the third anniversary of the Closing Date, the Executive Shareholders shall be entitled to attend and participate in a non-voting capacity in all meetings of the board of directors of the Buyer. In this regard, the Executive Shareholders will receive all notices and other materials distributed to members of the board of directors of the Buyer in such capacity.

    Section 7.16 INFORMATION TECHNOLOGIES BUDGET. Within 30 days following the date of this Agreement, Buyer and AHG shall mutually agree upon a budget for information technologies expenditures (the "INFORMATION TECHNOLOGIES BUDGET"). The Information Technologies Budget will designate which items will be expensed and which items will be capitalized for purposes of calculating EBITDA regardless of the treatment of such items under GAAP.

    Section 7.17 INDEMNIFICATION FOR CERTAIN LIABILITIES. Jacob Nudel, M.D. and Gut agree to jointly and severally indemnify and hold harmless Buyer Indemnitees (as said term is define in Section 11) from and against any Losses (as said term is defined in Section 11) arising out of, relating to or resulting from the following legal action: Charles Gluck, M.D., Plaintiff, vs. Jacob Nudel, M.D., ET AL, Defendants, filed in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida, General Jurisdiction Division, Case No. 97 04553. In the event said action has not been dismissed with prejudice on or before the Closing Date or in the event that all Encumbrances on any of the Purchased Property arising out of said litigation or the settlement thereof have not been released in full on or before the Closing Date to the Buyer's satisfaction, at the election of the Buyer, in its sole discretion, it shall withhold from the Closing Cash Installment payable to Gut an amount not to exceed 50% of such sum and to pay said sum to a mutually acceptable escrow agent to be held in escrow and released pursuant to the terms and conditions of a mutually acceptable escrow agreement in order to provide a fund for the payment of any indemnification claim to which the Buyer Indemnitees may be entitled pursuant to the terms and conditions set forth in this Section
7.17. At the election of Buyer, in its sole discretion, it may also direct that up to 50% of Gut's share of any future distributions to be made to AHG, on behalf of the Sellers, pursuant to Section 3.4 be deposited into the escrow agreement entered into pursuant to this Section 7.17. Jacob Nudel, M.D. and Gut acknowledge and agree that if the indemnification claims under this Section exceed the amount held pursuant to said indemnification agreement, Jacob Nudel, M.D. and Gut shall remain liable for any such excess.

    Section 7.18 REFINANCING OF EXISTING BANK LOAN. Pursuant to that certain Business Loan Agreement dated March 7, 1997 between FSN and Executive National Bank, FSN borrowed the principal amount of $240,000. Magellan agrees to refinance the outstanding indebtedness under said bank loan as follows. At the Closing, Magellan agrees to loan the Buyer such amount as is necessary to enable the Buyer to pay said bank loan, including all accrued interest, in full. The loan from Magellan shall bear interest at the same rate as that of the bank loan and shall be payable in three equal annual installments on each of the first three anniversaries of the Closing Date. Payments of principal shall be taken into account in connection with the calculation of the earn-out and/or adjustment amounts pursuant to Section 3.3.

    SECTION 8.  CONDITIONS TO OBLIGATIONS OF BUYER.

    The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion.

    Section 8.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties made by each Seller and each Executive Shareholder in this Agreement shall be true and correct on and as of the Closing Date as if again made by such Seller and such Executive Shareholder on and as of such date.

    Section 8.2 PERFORMANCE OF SELLER'S AND SHAREHOLDERS' OBLIGATIONS. Each Seller and each Executive Shareholder shall have performed in all respects all obligations required under this Agreement to be performed by them on or before the Closing Date.

    Section 8.3 CONSENTS AND APPROVALS. All consents, waivers, authorizations and approvals of any Governmental Authority, and of any other person, firm or corporation, required of each Seller and each Shareholder in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

    Section 8.4 NO VIOLATION OF ORDERS. No preliminary or permanent injunction or other order issued by any Governmental Authority, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the Purchased Property, operations, prospects, net income or financial condition of any Seller shall be in effect; and no action or proceeding before any Governmental Authority shall have been instituted or threatened by any Governmental Authority or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

    Section 8.5 NO MATERIAL ADVERSE CHANGE. During the period from July 1, 1997 to the Closing Date, there shall not have been any material adverse change in the Purchased Property, business, operations, prospects, net income or condition (financial or other) of the Businesses of the Sellers, taken as a whole.

    Section 8.6 DUE DILIGENCE WITH RESPECT TO THIRD PARTY PAYORS. The Buyer shall have completed its due diligence investigation of the Third Party Payor Agreements, the parties thereto and actively sought prospective parties to Third Party Payor Agreements (including, without limitation PruCare) and shall have concluded, in its sole and absolute discretion, that the results of such investigation are satisfactory to it and that it is willing, following such review, to consummate the transactions contemplated by this Agreement. The Sellers and the Executive Shareholders acknowledge and agree that the Buyer may conclude for any reason deemed sufficient by it that the results of such investigation are not satisfactory.

    Section 8.7 CONSENTS UNDER KEY CONTRACTS. On or before the Closing Date, the Sellers shall have obtained all necessary or appropriate consents, approvals, notations, authorizations, exemptions or waivers from parties to the Contracts, Licenses and Permits listed or referred to on SCHEDULE 8.7 (as the same shall be amended at the Buyer's request to reflect Contracts, Licenses and Permits disclosed on any supplemental Schedule delivered pursuant to Section 7.4) (collectively, the "KEY CONTRACTS") on terms satisfactory to the Buyer; PROVIDED, HOWEVER, that the Buyer shall not require any changes to any such Contracts or Licenses and Permits in connection with such consents, approvals, notations, authorizations, exemptions or waivers; and PROVIDED, FURTHER that none of the Sellers shall make any changes to any such Contracts or Licenses and Permits in connection with such consents, approvals, notations, authorizations, exemptions or waivers.

    Section 8.8  FARRELL CONSULTING ARRANGEMENT.

    (a) The Sellers shall have demonstrated and presented evidence to the Buyer's satisfaction that the Farrell Consulting Agreement shall have been terminated as of the Closing, which termination shall provide an express exculpation of each of the Buyer and its Affiliates, the Sellers and the Executive Shareholders as to any past, present or future liability or obligation toward the Farrell Parties arising out of the Farrell Consulting Agreement and each of the Farrell Parties shall have agreed to indemnify and hold harmless, on a joint and several basis, each of the Sellers, the Executive Shareholders and the Buyer and its Affiliates from and against any damages, costs and expenses suffered by any such party arising from any such claim.

    (b) Each of the Farrell Parties shall have executed and delivered to the Buyer a buy-out agreement with the Buyer (with its effectiveness conditioned on completion of the Closing) in such form as shall be mutually acceptable to the parties.

    (c) Joseph Farrell shall have executed and delivered to the Buyer a consulting agreement with the Buyer (with its effectiveness conditioned on completion of the Closing) in such form as shall be mutually acceptable to the parties(the "NEW FARRELL CONSULTING AGREEMENT"). Notwithstanding anything to the contrary set forth in the New Farrell Consulting Agreement, Buyer shall not be responsible for any compensation or other benefits or expenses owing to Mr. Farrell in excess of $800,000 per year, and the Sellers and the Executive Shareholders agree, jointly and severally, to be responsible for and to indemnify and hold Buyer and its Affiliates harmless from and against any and all liability for amounts owing to Mr. Farrell in excess of $800,000 per year.

    (d) Global Health Systems, Inc., a limited partner of FSN, shall have agreed to provide software support services to the Buyer relating to the Business of and the Purchased Property relating to FSN for no more than $60,000 per year during the Earn-Out Periods in substantially the same manner as Global Health Systems, Inc. performed such services prior to the Closing, such agreement to be in form and substance reasonably satisfactory to the Buyer, and the Buyer shall have received such assurances as it deems necessary or advisable that the Buyer will continue to have a perpetual license to the underlying software with the right to make modifications.

    Section 8.9 EMPLOYMENT AGREEMENT WITH DR. JONES. The Buyer and Dr. J.R. Jones shall have executed and delivered an amendment to that certain employment agreement with Dr. Jones identified on SCHEDULE 5.16(A) (with its effectiveness conditioned on completion of the Closing), containing mutually acceptable non-solicitation and non-competition provisions in favor of the Buyer in such form as shall be mutually acceptable to the parties.

    Section 8.10 FINANCIAL STATEMENTS AND PROJECTIONS. On the Closing Date, the most recent Management Prepared Financial Statements available prior to the Closing reflect provision for accrued liabilities, including vacation and sick, medical claims and extended reporting endorsement for each of the Sellers (including all IBNR amounts), in an amount which the Sellers and Executive Shareholders reasonably believe will be adequate to meet such accrued liabilities. On the Closing Date, the Sellers shall have Cash and Cash Equivalents and Accounts Receivable in an amount sufficient to satisfy the aggregate current liabilities of the Sellers as set forth in the most recent Management Prepared Financial Statements. The Audited Financial Statements and the Management Prepared Financial Statements reflect all professional liability claims and reserves, including all IBNR amounts, as at the respective dates of the Audited Financial Statements and the Management Prepared Financial Statements.

    Section 8.11 OPINION OF COUNSEL. The Buyer shall have received a favorable opinion, dated as of the Closing Date, from Broad and Cassel, counsel to the Sellers and the Executive Shareholders, in form and substance reasonably satisfactory to the Buyer and its counsel, to the effect set forth on EXHIBIT C.

    Section 8.12 OTHER CLOSING DOCUMENTS. The Buyer shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Sellers and the Shareholders or in furtherance of the transactions contemplated by this Agreement as the Buyer or its counsel may reasonably request, including, without limitation, the Management Agreement in form and substance satisfactory to the Buyer.

    Section 8.13 LEGAL MATTERS. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of any of the Sellers and the Shareholders under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of any of the Sellers and the Shareholders in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Buyer. Each of the Sellers shall have provided the Buyer with a certificate stating that it is not a "foreign person" within the meaning of Treasury Regulations Section 1.1445-2(b). The certificate shall be in such form as shall be mutually acceptable to the parties.

    Section 8.14 TPA AND UR LICENSES. The Buyer shall have received approval from all required state agencies, including Florida's and Texas' Department of Insurance, to operate as a "third party administrator" or the Buyer shall have otherwise received such assurances as the Buyer, in its sole discretion, deems necessary or advisable, that it will be able to operate the Businesses pursuant to an agreement with a holder of a TPA license upon such terms and conditions acceptable to the Buyer in its sole discretion.

    SECTION 9.  CONDITIONS TO OBLIGATIONS OF THE SELLERS.

    The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Sellers in their sole discretion:

    Section 9.1 REPRESENTATIONS AND WARRANTIES OF THE BUYER. All representations and warranties made by the Buyer and Parent in this Agreement shall be true and correct on and as of the Closing Date as if again made by the Buyer and Parent on and as of such date.

    Section 9.2 PERFORMANCE OF THE BUYER'S OBLIGATIONS. Each of the Buyer and Parent shall have performed in all respects all obligations required under this Agreement to be performed by it on or before the Closing Date.

    Section 9.3 CONSENTS AND APPROVALS. All consents, waivers, authorizations and approvals of any Governmental Authority and of any other person, firm or corporation, required of the Buyer and Parent in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

    Section 9.4 NO VIOLATION OF ORDERS. No preliminary or permanent injunction or other order issued by any Governmental Authority, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority which declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect and no action or proceeding before any Governmental Authority shall have been instituted or threatened by any Governmental Authority or by any other person which seeks to prevent or declare the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

    Section 9.5 OPINION OF COUNSEL. The Sellers shall have received a favorable opinion, dated as of the Closing Date, from Dow, Lohnes & Albertson, PLLC, counsel to the Buyer and Parent, in form and substance reasonably satisfactory to the Sellers and their counsel, to the effect set forth on EXHIBIT D. In addition, the Sellers shall have received a favorable opinion, dated as of the Closing Date, from in-house counsel of the Buyer and Magellan, in form and substance reasonably satisfactory to the Sellers and their counsel, to the effect that the execution and delivery of this Agreement by the Buyer and Parent did not, and the performance of this Agreement by the Buyer and Parent will not violate or conflict with any provision of the Articles or Certificate of Incorporation or By-Laws of the Buyer or Parent, respectively, and did not and will not violate any provision of any order, judgment or decree of any Governmental Authority to which either the Buyer or Parent is bound, and (other than as disclosed in SCHEDULE 6.4) did not and will not violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material loan agreement, mortgage, security agreement or trust indenture to which the Buyer or Parent is a party or by which it is bound or to which any of its properties or assets is subject, which violation, breach or default would have a material adverse effect on the financial condition of the Buyer or Parent, taken as a whole.

    Section 9.6 OTHER CLOSING DOCUMENTS. The Sellers shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Buyer and Parent or in furtherance of the transactions contemplated by this Agreement as the Sellers, the Executive Shareholders or their counsel may reasonably request, including, without limitation, the Management Agreement in form and substance satisfactory to the Executive Shareholders.

    Section 9.7 LEGAL MATTERS. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf the Buyer and Parent under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Buyer and Parent in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Sellers.

    SECTION 10.  TERMINATION AND ABANDONMENT.

    Section 10.1 METHODS OF TERMINATION; UPSET DATE. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

    (a) By the mutual written consent of the Buyer and all of the Sellers;

    (b) By the Buyer, if all the conditions set forth in Section 8 of this Agreement shall not have been satisfied or waived on or before November 30, 1997 unless such satisfaction has been frustrated or made impossible by any act or failure to act of the Buyer;

    (c) By agreement of all the Sellers if all the conditions set forth in
Section 9 of this Agreement shall not have been satisfied or waived on or before November 30, 1997, unless such satisfaction has been frustrated or made impossible by any act or failure to act of any Seller or any Shareholder;

    (d) By either the Buyer, on the one hand, or the agreement of all the Sellers, on the other, if the Buyer, in the case of the Sellers, or any of the Sellers or the Executive Shareholders, in the case of the Buyer, fails to comply in any material respect with any of its covenants or agreements contained herein or in any document delivered in connection herewith, or breaches any of its representations and warranties in any material way;

    (e) By the Buyer or agreement of all the Sellers if a Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement; or

    (f) By the Buyer on or before October 23, 1997, in the event Parent and the minority shareholders of Care Management Resources, Inc. (i) shall not have terminated that certain shareholders agreement with respect to their interests in said corporation, or (ii) shall not have otherwise amended said shareholders agreement to Parent's satisfaction, or (iii) shall not have otherwise entered into an agreement providing for such termination or amendment, all upon such terms and conditions acceptable to Parent, in its sole discretion.

    Section 10.2 PROCEDURE UPON TERMINATION. In the event of termination and abandonment of this Agreement by the Sellers or the Buyer pursuant to Section 10.1, written notice thereof shall forthwith be given to the other party or parties, as applicable, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by the Sellers or the Buyer. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement except as provided below and elsewhere in this Agreement, including Sections 12.3, 12.4, 12.8 and 12.14 hereof; PROVIDED, HOWEVER, that no termination of this Agreement pursuant to this Section 10 shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination. Upon the termination of this Agreement, Parent and Buyer, on the one hand, and the Sellers and Executive Shareholders, on the other, shall return all confidential materials previously furnished to the other except to the extent that a party may require such materials for purposes of enforcing its rights or pursuing any of its remedies under this Agreement, at law or in equity. This provision shall survive the termination of this Agreement.

    SECTION 11.  INDEMNIFICATION.

    Section 11.1  INDEMNIFICATION BY THE SELLERS AND THE EXECUTIVE
SHAREHOLDERS. Notwithstanding the Closing or the delivery of the Purchased Property and regardless of any investigation at any time made by or on behalf of the Buyer or Parent or of any knowledge or information that the Buyer or Parent may have, each Seller and each of the Executive Shareholders agrees to jointly and severally indemnify and fully defend, save and hold the Buyer, any Affiliate of the Buyer and their respective directors, officers and employees (the "BUYER INDEMNITEES"), harmless if any Buyer Indemnitee shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys' and experts' fees and disbursements), deficiency, interest, penalty, impositions, assessments or fines, whether or not arising with respect to any claim, charge, suit, proceeding, investigation, arbitration or mediation and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or any third party (collectively, "LOSSES") arising out of or resulting from, or shall pay or become obliged to pay any sum on account of, any Sellers' Event of Breach. As used herein, "SELLERS' EVENT OF BREACH" shall be and mean any one or more of the following:

    (a) any untruth or inaccuracy in any representation of any Seller or any Executive Shareholder or the breach of any warranty of any Seller or Executive Shareholder, without giving effect to any "materiality" qualification or limitation stated in such representation or warranty and without regard to whether the indemnifying Seller or Executive Shareholder made such representation or breached such warranty (including, without limitation, (i) any misrepresentation in, or omission from, any statement, certificate, schedule, exhibit, annex or other document furnished pursuant to this Agreement by any Seller or any Shareholder (or any of their representatives) to the Buyer (or any representative of the Buyer) and any misrepresentation in or omission from any document furnished to the Buyer in connection with the Closing and (ii) any and all liabilities of or claims against any Business, the Purchased Property, or any Buyer Indemnitee arising out of any action, suit, proceeding, dispute or investigation or order, writ, judgment, award, injunction or decree of the character described in Section 5.15 or out of any Contract to the extent not set forth in SCHEDULE 5.16(A) or with respect to any obligation under any such Contract with respect to any period prior to the Closing Date);

    (b) any failure of any Seller or any Executive Shareholder to perform or observe any term, provision, covenant, agreement or condition on the part of any Seller or any Executive Shareholder to be performed or observed;

    (c) any claim or cause of action by any party against any Buyer Indemnitee, with respect to the Excluded Liabilities; or with respect to Losses arising with respect to the operation of any Business or the Purchased Property on or prior to the Closing Date or with respect to any services provided by the Seller or its employees, independent contractors or consultants on or prior to the Closing Date;

    (d) any direct or indirect obligations or liabilities described in Section 7.5(c) that may arise before or after the Closing Date; or

    (e) any claim or cause of action against any Buyer Indemnitee by any Shareholder (other than the Executive Shareholders) other than by reason of their employment agreements, if any, with the Buyer;

    PROVIDED, HOWEVER, that, except as otherwise stated in the following proviso, the Sellers and the Executive Shareholders shall have no obligation to make any payment under Section 11.1(a) with respect to any representation or warranty made in good faith without actual knowledge or notice of falsity unless the aggregate amount to which all Buyer Indemnitees are entitled by reason of all such claims exceeds $100,000, it being understood that once such amount is exceeded, the aggregate of all such claims (including such $100,000 amount and any amount in excess thereof) shall be payable jointly and severally by the Sellers and the Executive Shareholders to the Buyer. In addition, the Sellers and the Executive Shareholders shall have no obligation to make any payment under Section 11.1(a) with respect to the representation and warranty made in
Section 5.13(b), made in good faith without actual knowledge or notice of falsity, unless such Losses arise as a result of events, conditions or facts existing before the Closing Date.

    Section 11.2 PROCEDURES FOR INDEMNIFICATION BY THE SELLERS. If a Sellers' Event of Breach occurs or is alleged and a Buyer Indemnitee asserts that the Sellers or any of the Executive Shareholders has become obligated to such Buyer Indemnitee pursuant to Section 11.1, or if any suit, action, investigation, mediation, claim or proceeding is begun, made or instituted as a result of which the Sellers or any of the Executive Shareholders may become obligated to a Buyer Indemnitee hereunder, such Buyer Indemnitee shall give written notice to the Sellers and the Executive Shareholders. The Sellers and the Executive Shareholders agree to jointly and severally defend, contest or otherwise protect the Buyer Indemnitee against any such suit, action, investigation, claim or proceeding at their sole cost and expense. The Buyer Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Buyer Indemnitee's choice and shall in any event cooperate with and assist the

Sellers and the Executive Shareholders to the extent reasonably possible. If the Sellers and the Executive Shareholders fail to timely defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Buyer Indemnitee shall have the right to do so, including the right to make any compromise or settlement thereof, and the Buyer Indemnitee shall be entitled to recover the entire cost thereof jointly and severally from the Sellers or the Executive Shareholders, including reasonable attorneys' fees, disbursements and amounts paid as the result of such suit, action, investigation, mediation, claim or proceeding.

    Section 11.3 THE BUYER'S RIGHT OF SET-OFF. In the event the Buyer has a claim against any of Sellers or Executive Shareholders for indemnification pursuant to this Section 11 or as a result of the failure by the Sellers or the Executive Shareholders to pay the Buyer any amounts owed to it pursuant to
Section 3, the Buyer may set-off the amount of such Losses against any amounts payable directly or indirectly by or on behalf of the Buyer to the Sellers from time to time pursuant to this Agreement or the agreements and documents referenced herein, including without limitation any amounts payable by the Buyer to the Escrow Agent pursuant to Section 3.

    Section 11.4 INDEMNIFICATION BY THE BUYER AND PARENT. Notwithstanding the Closing or the delivery of the Purchased Property and regardless of any investigation at any time made by or on behalf of the Sellers or the Executive Shareholders or of any knowledge or information that the Sellers or the Executive Shareholders may have, the Buyer and Parent shall jointly and severally indemnify and agree to fully defend, save and hold each of the Sellers, and its directors, officers and employees, and each Executive Shareholder (collectively, the "SELLER INDEMNITEES"), harmless if any Seller Indemnitee shall at any time or from time to time suffer any Losses arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, any Buyer's Event of Breach. As used herein, "BUYER'S EVENT OF BREACH" shall be and mean any one or more of the following:

        (i) any untruth or inaccuracy in any representation of the Buyer or Parent or the breach of any warranty of the Buyer or Parent contained in this Agreement;

        (ii) any failure of the Buyer or Parent duly to perform or observe any term, provision, covenant, agreement or condition contained in this Agreement on the part of the Buyer or Parent to be performed or observed; and

        (iii) any claim or cause of action by any party against any Seller Indemnitees with respect to Assumed Liabilities;

PROVIDED, HOWEVER, that neither the Buyer nor Parent shall have any obligation to make any payment under Section 11.4(a) with respect to any representation or warranty made in good faith without actual knowledge or notice of falsity unless the aggregate amount to which all Seller Indemnitees are entitled by reason of all such claims exceeds $100,000, it being understood that once such amount is exceeded, the aggregate of all such claims (including such $100,000 amount and any amount in excess thereof) shall be payable by the Buyer and Parent on demand by the Seller Indemnitees.

    Section 11.5 PROCEDURES FOR INDEMNIFICATION BY THE BUYER AND PARENT. If a Buyer's Event of Breach occurs or is alleged and a Seller Indemnitee asserts that the Buyer or Parent has become obligated to it pursuant to Section 11.4, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Buyer or Parent may become obligated to a Seller Indemnitee hereunder, such Seller Indemnitee shall give written notice to the Buyer and Parent. The Buyer and Parent agree to defend, contest or otherwise protect such Seller Indemnitee against any such suit, action, investigation, claim or proceeding at its sole cost and expense. Such Seller Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of its choice and shall in any event cooperate with and assist the Buyer or Parent to the extent reasonably possible. If the Buyer or Parent fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, such Seller Indemnitee shall have the right to do so, including the right to make any compromise or settlement thereof, and such Seller Indemnitee shall be entitled to recover the entire cost thereof from the Buyer or Parent including reasonable attorneys' fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

    Section 11.6 THE SELLERS' AND EXECUTIVE SHAREHOLDERS' RIGHT OF SET-OFF. In the event the Sellers or Executive Shareholders have a claim against the Buyer or Parent for indemnification pursuant to this Section 11 or as a result of the failure by the Buyer or Parent to pay the Sellers any amounts owed to them pursuant to Section 3, the Sellers and Executive Shareholders may set-off the amount of such Losses against any amounts payable directly or indirectly by or on behalf of the Sellers or Executive Shareholders to the Buyer or Parent from time to time pursuant to this Agreement or the agreements and documents referenced herein, including without limitation any amounts payable by the Sellers or Executive Shareholders pursuant to Section 3.

    Section 11.7 PURCHASE PRICE ADJUSTMENT. The Buyer and each of the Sellers agree to treat any payments under this Section 11 as an adjustment to the Purchase Price for all federal, state and local Tax purposes.

    SECTION 12.  MISCELLANEOUS.

    Section 12.1 SUCCESSORS AND ASSIGNS; RESTRICTIONS ON ASSIGNMENT AND TRANSFER OF PURCHASE PRICE. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect, PROVIDED, that the Buyer may assign its rights hereunder to any of its Affiliates, and the Buyer may assign its rights to indemnification or damages hereunder to the lender or lenders providing financing to the Buyer; PROVIDED, FURTHER, that no such assignment shall reduce or otherwise vitiate any of the obligations of any of the Sellers, the Executive Shareholders or Parent hereunder. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors, permitted assigns, heirs, beneficiaries, estates, executors and personal representatives.

    Section 12.2 GOVERNING LAW, JURISDICTION. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Florida, without giving effect to the principles of conflicts of laws thereof.

    Section 12.3 EXPENSES. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. The Sellers shall pay all state and local sales, use, transfer, excise, value-added or other similar Taxes and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Property and shall prepare and file all Tax Returns related thereto. The Buyer shall pay 50% and the Sellers shall pay 50% of the Hart-Scott-Rodino filing fee, if any, required in connection with the transaction contemplated hereby.

    Section 12.4 JOINT AND SEVERAL OBLIGATIONS. Notwithstanding anything to the contrary contained in this Agreement, each and every obligation of any Seller or Executive Shareholder hereunder shall be a joint and several obligation of all the Sellers and Executive Shareholders.

    Section 12.5 SEVERABILITY. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

    Section 12.6 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after delivery to Federal Express or similar overnight courier; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

    If to the Sellers and/or the Executive Shareholders:

    Allied Health Group, Inc.
    Florida Specialty Network, Ltd.
    3106 Commerce Parkway
    Miramar, FL 33025

    Gut Management, Inc.
    2245 North University Drive
    Pembroke Pines, FL 33024

    Sky Management Co.
    11410 North Kendall Drive
    Suite 212
    Miami, FL 33176

    Surginet, Inc.
    3106 Commerce Parkway
    Miramar, FL 33025

    Surgical Associates of South Florida, Inc.
    3106 Commerce Parkway
    Miramar, FL 33025

    Florida Specialty Network, Ltd.
    3106 Commerce Parkway
    Miramar, FL 33025

    Lawrence Schimmel, M.D.
    9320 S.W. 61st Court
    Miami, Florida 33156

    Jacob Nudel, M.D.
    4281 Casper Court
    Hollywood, FL 33021

    David Russin, M.D.
    715 West 49th Street
    Miami Beach, Florida 33140

Copy to:

    Broad and Cassel
    201 S. Biscayne Boulevard
    Suite 3000
    Miami, Florida 33131
    Attention: Mike Segal, P.A.
    Telecopy: (305) 373-9443

    If to the Buyer and/or Parent:

    Magellan Health Services, Inc.
    3414 Peachtree Road, NE, Suite 1400

Atlanta, Georgia 30326
Attention: Vice President-Mergers and Acquisitions

    Copy to:

    Magellan Health Services, Inc.
    3414 Peachtree Road, NE, Suite 1400
    Atlanta, Georgia 30326
    Attention: General Counsel

    Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

    Section 12.7 AMENDMENTS; WAIVERS. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

    Section 12.8 PUBLIC ANNOUNCEMENTS. The parties agree that after the signing of this Agreement, neither party shall make any press release or public announcement concerning this transaction without the prior written approval of the other party unless, in the opinion of such party's counsel, a press release or public announcement is required by applicable law or stock exchange rules. If, in the opinion of such party's counsel, any such announcement or other disclosure is required by applicable law or stock exchange rules, the disclosing party agrees to give the nondisclosing party prior notice and an opportunity to comment on the proposed disclosure.

    Section 12.9 ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All exhibits and schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

    Section 12.10 PARTIES IN INTEREST. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Sellers, and the Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Sellers or the Buyer. No provision of this Agreement shall give any third persons any right of subrogation or action over or against the Sellers or the Buyer.

    Section 12.11 SCHEDULED DISCLOSURES. Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall not be deemed to be disclosure thereof for purposes of any other Schedule hereto.

    Section 12.12 SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

    Section 12.13 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

    Section 12.14 POST-CLOSING SURVIVAL. All covenants and agreements which by their respective terms are intended to survive the consummation of the transactions contemplated by this Agreement shall survive such consummation in accordance with their respective terms and conditions.

    Section 12.15 CONFIDENTIALITY. After the Closing, the Sellers and the Executive Shareholders hereby agree to hold in strict confidence all business and other information relating to the Purchased Property and the Business and, except as otherwise required by law or as to information which becomes publicly available, not to disclose or otherwise reveal any such confidential information to any other person or entity without in each instance the prior written consent of the Buyer.

    Section 12.16 LITIGATION. It is recognized by the parties to this Agreement that litigation may arise at some time in the future relating to the Sellers, the Buyer, Parent, the Purchased Property or the Assumed Liabilities which may be related directly or indirectly to the period prior to the Closing or the period subsequent to the Closing, or both. Each of the parties to this Agreement agrees, therefore, that to the extent reasonable under the circumstances, it will fully cooperate with and provide information, records, documents and assistance of employees to the other parties with respect to any litigation or potential litigation in which the other party is or may be involved.

    Section 12.17 SPECIFIC PERFORMANCE. Each of the Sellers and the Executive Shareholders acknowledge that the Buyer will be irreparably harmed and the Buyer will have no adequate remedy at law if any of the Sellers or the Executive Shareholders fail to perform any of their obligations under this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to it, the Buyer will have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise obtain specific performance of, the Sellers' and the Executive Shareholders' covenants and other agreements contained in this Agreement.

    Section 12.18 RETENTION OF INDEPENDENT ACCOUNTING FIRMS. If an Independent Accounting Firm is retained pursuant to Section 3 of this Agreement, the Buyer, the Sellers and the Executive Shareholders shall each execute such accounting firm's retention agreement, if any, and shall each be bound by the obligation, if any, contained therein to provide indemnification, contribution and related expense reimbursement to such Independent Accounting Firm.

    Section 12.19 LIMITED OBLIGATIONS OF PARENT. Parent hereby guarantees the full and prompt payment when due of the Purchase Price payable pursuant to and in accordance with the provisions set forth in Section 3. The parties expressly agree that, notwithstanding anything to the contrary contained in this Agreement, Parent shall not be liable to any third parties in respect of any of the Assumed Liabilities or in respect of any other matter not related to Parent's express obligations as set forth in this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed either in an individual capacity or by their respective officers thereunto duly authorized, as the case may be, as of the date first above written.

                                         CMSF, INC.

                                         By:        -------------------------------------------
                                                    Name:
                                                    Title:

                                         ALLIED HEALTH GROUP, INC.

                                         By:        -------------------------------------------
                                                    Name:
                                                    Title:

                                         GUT MANAGEMENT, INC.

                                         By:        -------------------------------------------
                                                    Name:
                                                    Title:

                                         SKY MANAGEMENT CO.

                                         By:        -------------------------------------------
                                                    Name:
                                                    Title:

                                         FLORIDA SPECIALTY NETWORK, LTD., BY ITS GENERAL
                                         PARTNER, FLORIDA SPECIALTY NETWORK, INC.

                                         By:        -------------------------------------------
                                                    Name:
                                                    Title:

                                         SURGICAL ASSOCIATES OF SOUTH FLORIDA, INC.

                                         By:        -------------------------------------------
                                                    Name:
                                                    Title:

                                         SURGINET, INC.

                                         By:        -------------------------------------------
                                                    Name:
                                                    Title:

                                         THE EXECUTIVE SHAREHOLDERS:

                                         ------------------------------------------------
                                         Lawrence Schimmel, M.D.,
                                         Individually

                                         ------------------------------------------------
                                         Jacob Nudel, M.D., Individually

                                         ------------------------------------------------
                                         David Russin, M.D., Individually

                                         MAGELLAN HEALTH SERVICES, INC.

                                         By:        -------------------------------------------
                                                    Name:
                                                    Title: